UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Tesco Corporation
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TESCO CORPORATION

NOTICE OF ANNUAL GENERAL MEETING
OF SHAREHOLDERS
To Be Held On May 9, 2013

PROXY STATEMENT

April 3, 2013

TESCO CORPORATION

NOTICE OF ANNUAL GENERAL MEETING
OF SHAREHOLDERS
To Be Held May 9, 2013

NOTICE IS HEREBY GIVEN that the annual general meeting (the "Meeting") of the shareholders of Tesco Corporation (“TESCO” or the "Corporation") will be held at The Woodlands Waterway Marriott Hotel & Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas, 77380, United States of America, on May 9, 2013 at 2:30 p.m. (Central Time) for the following purposes:

1.	to receive the consolidated financial statements of the Corporation for the year ended December 31, 2012 and the report of the auditors thereon;

2.	to elect directors for the ensuing year or until their successors are elected or appointed ("Proposal One");

3.	to appoint PricewaterhouseCoopers LLP as our independent auditors for 2013 ("Proposal Two");

4.	to approve, on a non-binding advisory basis, the 2012 named executive officer compensation ("Proposal Three"); and

5.	to transact such other business as may properly be brought before the Meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 2, 2013 will be entitled to notice of, and to vote at, the Meeting, except that a transferee of Common Shares after such record date may, not later than ten days before the Meeting, establish a right to vote at the Meeting by providing evidence of ownership of Common Shares and demanding that his or her name be placed on the shareholder list for the Meeting in place of the transferor.

Whether or not you plan to attend the Meeting, please vote as soon as possible. As an alternative to voting in person at the Meeting, you may mail the completed proxy card attached to this proxy statement, vote via the Internet or by telephone. For detailed information regarding voting instructions, please refer to the section entitled "Information About Voting" on page 7 of the enclosed proxy statement. You may revoke a previously delivered proxy at any time prior to the Meeting. If you decide to attend the Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Meeting.

DATED at Houston, Texas this 3rd day of April, 2013.
By Order of the Board of Directors

Dean Ferris
Corporate Secretary

Proxy Statement Summary
This summary highlights information contained elsewhere in this proxy statement and in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012 (the "Corporation's 2012 Form 10-K"). You should read the entire proxy statement and the Corporation’s 2012 Form 10-K carefully before voting.
Annual General Meeting of Shareholders

• Time and Date:	2:30 p.m. (Central Time); May 9, 2013
• Place:	The Woodlands Waterway Marriott Hotel & Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas, 77380, United States of America
• Record Date:	April 2, 2013
• Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.
Voting Matters

Matter	Board Vote Recommendation	Page Reference (for more detail)
Election of Directors	FOR EACH DIRECTOR NOMINEE	17
Management Proposals
Appoint PricewaterhouseCoopers LLP as our Independent Auditors for 2013	FOR	19
Non-Binding Advisory Vote to Approve 2012 Named Executive Officer Compensation	FOR	20
Board Nominees
The following table provides summary information about each director who is nominated for election. Each director nominee will serve terms expiring at the 2013 annual meeting of shareholders and until his successor is elected and qualified.

Name and Occupation	Age	Director Since	Experience/Qualification	Independent	Committee Assignment(s)	Current Other Public Directorships
John U. Clarke Partner, Concept Capital Group, Inc.	60	2011	•Accounting •Finance •Industry •International •Leadership •Public Policy	☑	•Audit •Compensation	•Penn Virginia Corporation
Fred J. Dyment Independent Businessman	64	1996	•Accounting •Finance •Leadership •Industry •International •Public Policy •Technology	☑	•Audit •Compensation	•ARC Energy Trust •Major Drilling Group International Inc. •TransGlobe Energy Corporation •WesternZagros Resources Ltd.
Gary L. Kott Independent Businessman	71	2000	•Accounting •Finance •Human Resources •Industry •Leadership •Public Policy	☑	•Audit •Compensation

Name and Occupation	Age	Director Since	Experience/Qualification	Independent	Committee Assignment(s)	Current Other Public Directorships
R. Vance Milligan, Q.C., ICD.D Retired Partner, Bennett Jones LLP, Barristers & Solicitors	61	2006	•Corporate Governance •Industry •International •Leadership •Public Policy	☑	•Compensation •Corporate Governance & Nominating	•Newalta Corporation
Julio M. Quintana President and Chief Executive Officer of the Corporation	53	2004	•Engineering •Finance •Industry •International •Leadership •Public Policy •Technology			•SM Energy Company
John T. Reynolds Co-founder and Managing Director of Lime Rock Partners	42	2010	•Finance •Industry •International •Leadership •Public Policy	☑	•Corporate Governance & Nominating	•Archer Ltd.
Norman W. Robertson Independent Businessman	76	1996	•Industry •International •Leadership •Public Policy	☑	Chairman and ex-officio member of all committees
Michael W. Sutherlin President and Chief Executive Officer of Joy Global, Inc.	66	2012; 2002- 2011	•Finance •Industry •International •Leadership •Public Policy •Technology	☑	•Compensation	•Joy Global, Inc.
Attendance
The Board's official director attendance policy states that all directors are expected to regularly attend, in person if at all practicable, meetings of the Board and committees on which such director sits, with the understanding that on occasion a director may be unable to attend a meeting. A director who is unable to attend a meeting is expected to notify the Chairman of the Board or the Chair of the appropriate committee in advance of such meeting. Further, a director is expected to attend each annual general meeting of the shareholders. If a director is unable to attend the annual general meeting, he is expected to provide advance notice to the Chairman of the Board.
Each director attended at least seventy-five percent (75%) of the applicable Board and committee meetings in 2012.
Corporate Governance Highlights
To maintain our valuable reputation, and to build on our success, we must conduct our business in a manner that is both legal and ethical, consistent with prevailing best practices. The Board believes that effective corporate governance is an integral part of our corporate culture and will enable us to achieve our long-term strategic goals. As part of our continual efforts to improve our corporate governance, the Board has implemented the following enhancements since our annual general meeting of shareholders held in 2012:

•	We renewed our engagement of Mercer, an independent compensation consultant;
•	We updated our director attendance policy, director continuing education policy, and minimum equity ownership policy;
•	We launched an improved enterprise risk management program with the assistance of outside consultants; and
•	We enhanced shareholder outreach on corporate governance matters;
Auditors
In conformity with the Alberta Business Corporations Act, we are asking our shareholders to appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013.
Executive Compensation Advisory Vote
We are asking our shareholders to approve on a non-binding, advisory basis our 2012 named executive officer ("NEO") compensation. The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving the Corporation's goals of (i) attracting, retaining, and motivating executive officers who perform at a high level, (ii) aligning the executives’ interests with those of our shareholders, and (iii) encouraging short-term and long-term focus, with an emphasis on avoiding excessive risk taking. NEO compensation reflects amounts of cash and long-term equity incentive compensation consistent with the strong operational results and performance of the Corporation despite continuing market challenges impacting the natural gas and oil industry.
Business Highlights
Financial Performance. The year 2012 was marked by successful financial performance by the Corporation.

•	OPERATING INCOME: Nearly doubled to $76.8 million from the $42.6 million reported in 2011.

•	NET INCOME: Nearly doubled to $49.8 million from the $27.0 million recorded in 2011.

•	REVENUE: The Corporation produced record revenue of $553.1 million. This is a 7.8% increase from the $513.0 million recorded in 2011.

•	ADJUSTED EBITDA: Increased by 29.9% to $111.3 million from the $85.7 million recorded in 2011.

•	TOTAL SHAREHOLDER RETURN PERFORMANCE COMPARED TO THE PEER GROUP: In 2012, TESCO performed better than eleven members of its peer group (i.e. top 27% of the peer group).
Strategic Divestiture. On June 4, 2012, the Corporation completed the sale of substantially all of the assets of its Casing Drilling division to Schlumberger Oilfield Holdings Ltd. and Schlumberger Technology Corporation (together, the "Schlumberger Group") for a total cash consideration of approximately $45.0 million, gross of a post-closing capital purchase price adjustment. The Corporation believes that the divestiture of the Casing Drilling division improves the fit and focus of the Corporation's strategy and enables us to focus on delivering best-in-class products and services to our Top Drive and Tubular Services customers. We believe that this divestiture and our dedication to continued improvement of our fundamentals will enhance our long-term strategic objectives.

Executive Compensation Elements

Type	Form	Awards and Terms
Cash	•Base Salary	•Adjustments considered annually based on performance review and competitive trends
	•Short Term Non-Equity Incentives	•Awards considered annually based on the achievement of (i) corporate financial performance objectives, and (ii) personal performance objectives
Equity	•Restricted Stock Units	•Awards considered annually based on performance review; vest ratably over period of three years to incentivize future performance and retain talent
	•Stock Options	•Awards considered annually based on performance review; vest ratably over period of three years to incentivize future performance and retain talent
•Performance Stock Units
•Awards considered annually based on performance review and the achievement of long-term objectives; performance is measured over a one year period followed by a two year vesting period to incentivize future performance and retain talent

Retirement	•ESSP Matching Contributions	•TESCO matches up to 4% of NEO base pay toward the purchase of TESCO shares with immediate vesting
Other	•Perquisites and Benefits	•Life insurance premiums, spousal travel expense to corporate holiday party, and physical exams
Equity Awards in 2012
Despite strong performance and continuing retention concerns, no annual long-term equity incentive awards were granted in 2011 as the Board deferred such awards while it (i) considered the 2011 say-on-pay results and (ii) consulted with its independent compensation consultant, Mercer, to examine arrangements to enhance the alignment of pay with performance. Under the authority granted by and in conformance with the parameters set by the Amended and Restated 2005 Incentive Plan (the “Incentive Plan”) approved by the shareholders, a new long-term equity incentive program was adopted by the Board in December 2011, see "Compensation for 2012" elsewhere in this Proxy Statement. Following the adoption of this new program, and as anticipated and disclosed in the 2011 proxy statement, the Board approved two (2) "annual" long-term equity incentive grants in 2012.
The first grant, in May 2012, is considered by the Board to be the deferred 2011 "annual" long-term equity incentive awards that normally would have been made in November 2011 (the "Deferred 2011 Equity Awards"). The PSU awards from May 2012 are tied to the Company's performance in 2012. The second grant, in November 2012, is considered to be the 2012 “annual” long-term equity incentive awards, a return to the Corporation's established practice of granting long-term equity incentive grants in November (the "Annual 2012 Equity Awards"). The PSU awards from November 2012 are tied to the Company's performance in 2013. The Board approved both awards in 2012 after considering the results of the 2012 say-on-pay vote.
2012 Named Executive Officer Compensation Mix
The Corporation's performance in 2012 is reflected in the compensation paid to our NEOs, as described in the Compensation Discussion and Analysis in this proxy statement.
Julio Quintana, our Chief Executive Officer, was awarded $1,573,404 of incentive compensation tied to the Corporation's business results. This sum is composed of (i) an annual, short-term cash incentive award, (ii) performance stock units granted as part of the Deferred 2011 Equity Awards, and (iii) performance stock units granted as part of the Annual 2012 Equity Awards. The aforementioned sum excludes others forms of compensation that are not tied to the Corporation's business results such as base salary, RSU awards, stock option awards, and other forms of compensation described elsewhere in this proxy statement. Consistent with our executive compensation philosophy, a majority of Mr. Quintana's total direct compensation was incentive-based and at risk in 2012. The pie chart below shows a breakdown of the compensation earned by Mr. Quintana in 2012.

The compensation of our other NEOs further reflects both our strong 2012 performance and our compensation philosophy:

	2012 Base Salary	2012 Short-Term Incentive	2012 Long-Term Equity Incentive (1)	2012 Total Direct Compensation (1)
Julio M. Quintana	$540,750	$392,500	$2,880,891	$3,814,141
Robert L. Kayl	$309,100	$128,700	$544,863	$982,663
Fernando R. Assing	$334,800	$122,700	$671,167	$1,128,667
Jeffrey L. Foster	$309,000	$104,900	$565,650	$979,550
Dean Ferris	$283,300	$104,300	$617,971	$1,005,571
(1) Includes the Deferred 2011 Equity Awards and the Annual 2012 Equity Awards. The Board expects to make only one annual equity grant in 2013, to occur in November.
For greater detail, please refer to the "Summary Compensation Table" in this proxy statement.

TESCO CORPORATION
3993 West Sam Houston Parkway North, Suite 100
Houston, Texas, United States 77043-1238

PROXY STATEMENT
ANNUAL GENERAL MEETING
OF SHAREHOLDERS
To Be Held May 9, 2013

GENERAL INFORMATION CONCERNING THIS PROXY SOLICITATION

This proxy statement, together with the enclosed instrument of proxy, is solicited by and on behalf of the management of Tesco Corporation, an Alberta corporation, and its Board of Directors (the “Board”) for use at the annual general meeting (the “Meeting”) of the holders of common shares (“Common Shares”) of the Corporation to be held at The Woodlands Waterway Marriott Hotel & Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas, 77380, United States of America, on May 9, 2013 at 2:30 p.m. (Central Time), as well as at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders (the “Notice of Meeting”). The Corporation’s management and the Board are requesting that you allow your Common Shares to be represented and voted at the Meeting by the proxies named on the enclosed instrument of proxy. “We,” “our,” “us,” “TESCO,” and the “Corporation” each refers to Tesco Corporation. TESCO® is a registered trademark in the United States and Canada.

Solicitation of proxies by mail is expected to commence on or about April 3, 2013 (the approximate date this proxy statement and accompanying proxy card were first sent to shareholders). The Corporation will bear the cost of the solicitation. In addition to solicitation by mail, certain of the directors, officers, and regular employees of the Corporation may, without extra compensation, solicit proxies by telephone, facsimile, electronic and written communication and personal interview. We also have hired Alliance Advisors to assist us in the distribution of proxy materials and the solicitation of votes described above. We will pay Alliance Advisors a base fee of $4,000 plus customary costs and expenses for these services. The Corporation will make arrangements with brokerage houses, custodians, nominees, and other fiduciaries to send proxy materials to their principals, and the Corporation will reimburse them for postage and clerical expenses.

In order to be valid, all instruments of proxy must be completed, dated, signed and received by the Secretary of the Corporation, c/o Computershare Trust Company of Canada, Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1, Canada or by facsimile at (866) 249-7775 or (416) 263-9524 not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time set for the holding of the Meeting or any adjournment thereof. The Corporation may refuse to recognize any instrument of proxy received after that time.

A number of banks and brokerage firms participate in a program that also permits shareholders to direct their vote by the Internet or telephone. If your Common Shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these Common Shares by the Internet or telephone by following the instructions on the voting form enclosed with the proxy from the bank or brokerage firm. See below under the caption “Information about Voting—Advice to Beneficial Holders of Common Shares.”

Appointment of Proxyholders

The nominees for proxyholder named on the enclosed instrument of proxy are officers of the Corporation. Each shareholder has the right to appoint an alternative proxyholder, who need not be a shareholder, to attend and act on the shareholder's behalf at the Meeting instead of the nominees named in the enclosed instrument of proxy. To exercise such right, either the names of the nominees should be crossed out (such deletion to be initialed by the person or officer signing the instrument of proxy) and the name of the shareholder’s appointee should be legibly printed in the blank space provided for that purpose in the enclosed instrument of proxy or another appropriate form of proxy should be completed.

Signature on Proxy

To be valid, the enclosed instrument of proxy or other appropriate form of proxy must be signed by the shareholder or his attorney duly authorized in writing or, if the shareholder is a corporation, the instrument of proxy should be signed in its corporate name by an officer or attorney thereof duly authorized in writing. An instrument of proxy signed by a person acting as attorney or in some other representative capacity (executor, administrator, trustee, etc.) should reflect such person’s title or capacity following his signature and should be accompanied by the appropriate instrument evidencing qualification and authority to act (unless such instrument has previously been provided to the Corporation).

Information About Voting
 Quorum

A quorum will be present if at least two persons are present, in person or by proxy, at the Meeting, together holding or representing thirty-three and one-third percent (33 1/3%) of the outstanding shares of the Corporation entitled to vote at the Meeting. If you have returned an instrument of proxy or if you hold your Common Shares in your own name as a holder of record and attend the Meeting in person, your Common Shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the Meeting may be adjourned by the vote of a majority of the Common Shares represented at the Meeting until a quorum has been obtained.

Vote Required

As of April 2, 2013 there were 38,948,932 Common Shares issued and outstanding, each carrying the right to one vote per share. Each of Proposals One and Two must be approved by the affirmative vote of a majority of votes cast by the holders of Common Shares at the Meeting. There will be no cumulative voting in the election of directors.  Proposal Three is a non-binding advisory vote.

You may vote your proxy by Internet, telephone or mail, as explained below. Votes submitted electronically over the Internet or by telephone must be received by 2:30 p.m. (Central Time), on May 8, 2013. Voting your proxy does not limit your right to vote in person should you decide to attend the Meeting. The laws of Alberta, under which TESCO is incorporated, specifically permit electronically transmitted proxies, provided that each such proxy contains or is submitted with, information from which the Inspector of Elections of the Annual Meeting can determine that such electronically transmitted proxy was authorized by the shareholder.  If your shares are held in the name of a broker, bank or other holder of record, you will be provided voting instructions from the holder of record. If you vote by Internet or telephone, please do not mail the enclosed proxy card.

•
Internet. Access the Internet voting site at http://www.investorvote.com. Follow the on-screen instructions and be sure to have the control number listed on your proxy card available when you access the Internet voting site. Please note that shareholders who vote by Internet must bear all costs associated with electronic access, including Internet access fees.

•
Telephone. Dial toll free 1-866-732-VOTE (8683) (outside the United States and Canada, dial 1-312-588-4290) from any touch-tone telephone. Follow the voice prompts and be sure to have the control number listed on your proxy card available when you call.

•	Mail. Simply mark, sign, date and return the proxy card to Computershare. A postage-prepaid envelope has been provided for your convenience if you wish to vote your proxy by mail.
Shares for which proxies have been executed will be voted as specified in the proxies. If no specification is made, the common shares will be voted FOR each of the Proposals described in the Notice of Meeting.

The accompanying instrument of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting or any adjournment thereof but does not confer authority to vote for the election of any person as a director of the Corporation other than for those persons named in this proxy statement. At the time of printing this proxy statement, our Board and management know of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice of Meeting. If any other business or amendments or variations to the matters identified in the Notice of Meeting properly come before the Meeting then the persons named in the enclosed instrument of proxy will vote on such matters in accordance with their best judgment.

Securities and Exchange Commission (“SEC”) rules require us to notify all shareholders, including those shareholders to whom we have mailed proxy materials, of the availability of our proxy materials through the Internet.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be held on May 9, 2013
Our Proxy Statement is available at
http://www.tescocorp.com/2013proxy

Voting Procedures and Tabulations

With regard to the election of directors in Proposal One, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect.  With respect to Proposals Two and Three, votes may be cast in favor, against, or abstain. Votes to abstain will be excluded entirely from the vote and will have no effect. Broker non-votes will be treated as set forth below in the section entitled “Effect of Abstentions, Withheld Votes and Broker Non-Votes.”

Effect of Abstentions, Withheld Votes and Broker Non-Votes

For each of the proposals on the attached instrument of proxy, you have the option of abstaining or withholding your vote. Intermediaries will return your proxy as a broker “non-vote” if the intermediary does not receive voting instructions from you. If you abstain or withhold votes or your shares are treated as broker non-votes, your shares will still be counted for purposes of establishing a quorum. If you elect to withhold your vote for a given Proposal, your vote will not be counted for or against that Proposal. An abstention or broker non-vote will not be counted as a vote cast and will not affect the outcome of the vote for any given proposal.

Record Date

The Corporation has prepared, as of the close of business on April 2, 2013 (the “Record Date”), a list of registered shareholders entitled to receive notice of the Meeting and the number of Common Shares held by each such shareholder. A shareholder named in the list is entitled to vote the Common Shares shown opposite their name at the Meeting except to the extent that such shareholder has transferred the ownership of their Common Shares after the Record Date and the transferee of those Common Shares establishes that they own the Common Shares and demands, not later than ten days before the Meeting, that their name be substituted for that of the transferor of such Common Shares (with respect only to the Common Shares transferred), in which case the transferee is entitled to vote the Common Shares so transferred at the Meeting instead of the transferor. The register of transfers will not be closed.

For a period commencing ten days after the Record Date, a complete list of shareholders entitled to vote at the Meeting will be available for inspection during ordinary business hours at the Corporation’s executive offices at 3993 West Sam Houston Parkway North, Suite 100, Houston, Texas, 77043-1238 United States of America, and at the Corporation’s offices at 5616 - 80th Avenue SE, Calgary, Alberta, T2C 4N5, Canada, by shareholders of record for proper purposes, or at the Meeting.

Revocation of Proxies

Proxies may be revoked at any time prior to the exercise thereof either: (a) by depositing an instrument in writing executed by the shareholder or by the shareholder’s attorney authorized in writing either (i) at the registered office of the Corporation at any time up to and including the last business day preceding the date of the Meeting, or any adjournment thereof, at which the proxy is to be used, or (ii) with the chair of the Meeting on the day of the Meeting or any adjournment thereof, or (b) in any other manner permitted by law.

Advice to Beneficial Holders of Common Shares

If your Common Shares are not registered in your name but in the name of an intermediary (typically a bank, trust company, securities dealer or broker, or a clearing agency in which an intermediary participates), then you are a non-registered, or “beneficial,” shareholder. Copies of this document have been distributed to intermediaries who are required to deliver them to, and seek voting instructions from, our beneficial shareholders. Intermediaries often use a service company, such as Broadridge Financial Solutions, Inc. (“Broadridge”), to forward meeting materials to beneficial shareholders. If you are a beneficial shareholder, you can vote your Common Shares by proxy through your intermediary or at the Meeting if you appoint yourself as proxy.

Internet Voting. If your intermediary is registered with Broadridge, whom we have retained to manage beneficial shareholder Internet voting, you may vote over the Internet by accessing www.proxyvote.com and following the proxy login and voting instructions.

Voting through Intermediaries. A beneficial shareholder who does not vote by Internet will usually be given a voting instruction form by their intermediary which must be submitted by the beneficial shareholder in accordance with the instructions provided by the intermediary. In such case, you cannot use the Internet voting procedures described above and must follow the intermediary’s instructions (which in some cases may allow the completion of the voting instruction form by telephone or on the intermediary’s own Internet website). Occasionally, a beneficial shareholder may be given a form of proxy that has been signed by the intermediary and which is restricted to the number of shares owned by the beneficial shareholder but is otherwise not completed. This form of proxy does not need to be signed by the beneficial shareholder. In this case, you can complete the form of proxy and vote by mail or facsimile only, in the same manner as described above.

Voting in Person. A beneficial shareholder who receives a form of proxy or a voting instruction form from their intermediary who wishes to attend and vote at the Meeting in person (or have another person attend and vote on their behalf), should strike out the proxyholders named in the form of proxy and insert the beneficial shareholder’s (or such other person’s) name in the blank space provided or, in the case of a voting instruction form, follow the corresponding instructions provided by the intermediary.

In all cases, beneficial shareholders should carefully follow the instructions provided by the intermediary.

Proxies returned by intermediaries as “non-votes” because the intermediary has not received instructions from the beneficial shareholder or does not have the discretion to vote those shares on one or more of the matters that come before the Meeting will be treated as not entitled to vote on any such matter and will not be counted as having been voted in respect of any such matter. Shares represented by such broker “non-votes” will, however, be counted in determining whether there is a quorum for the Meeting.

There are two types of beneficial shareholders: (i) those who object to their name being made known to the issuers of the securities that they own (“OBOs” or “Objecting Beneficial Owners”); and (ii) those that do not object to their name being made known to the issuers of the securities that they own (“NOBOs” or “Non-Objecting Beneficial Owners”). The Corporation has elected to deliver proxy-related materials directly to its NOBOs (rather than through Broadridge or another intermediary established by their broker or agent). As a result, NOBOs can expect to receive a form of proxy directly from Computershare. These proxies should be completed and returned to Computershare in the envelope provided for that purpose. OBOs will continue to receive their proxy-related materials from Broadridge or another intermediary and their proxy will be returned to the intermediary rather than to Computershare.

Statement of Corporate Governance Practices

Board Leadership, Composition and Independence

Our business is managed through the oversight and direction of our Board. The Board has an independent chairman (the “Chairman”), Mr. Robertson, with a majority of the current Board members (eight of the nine directors) being independent under the rules of The Nasdaq Stock Market (“Nasdaq”). Members of the Board are kept informed of our business (i) through regular access to our Chairman, Chief Executive Officer, and other officers, (ii) by reviewing materials provided to them, and (iii) by participating in meetings of the Board and its committees. Independent directors meet periodically without management representatives as further described below, under “Meetings of the Board and Committees.” Each director must disclose all actual or potential conflicts of interest and refrain from voting on matters in which such director has a conflict of interest.

The Board separates the role of Chairman from the role of Chief Executive Officer because it believes that this currently provides the most efficient and effective leadership model for the Corporation. Our Board has reviewed the independence of each director and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, the Board has determined that Messrs. Robertson, Clarke, Dyment, Kott, Milligan, Sutherlin and Weatherford are independent directors under the rules of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), Nasdaq and National Instrument 58-101, Disclosure of Corporate Governance Practices of the Canadian Securities Administrators (“NI 58-101”). Mr. Quintana is not considered independent because he is the Chief Executive Officer of the Corporation. Mr. Reynolds is not considered independent for service on the Audit Committee because of his affiliation with LRP V Luxembourg Holdings S.à r.l, the Corporation’s largest shareholder. Mr. Reynolds, however, is considered independent for service on the Board under the rules of Nasdaq and NI 58-101. Our Board’s independence determination was based on information provided by our directors and discussions among our officers, directors, and external legal advisers.

Public Directorships

Several of our directors are also directors of other reporting issuers (or the equivalent) in the United States and Canada. Current directorships and directorships held within the last five years are disclosed with each director’s biographical information on the preceding and the following pages. As per the Board's Outside Commitments Policy, directors are encouraged to consider the number of other boards on which they serve, having regard to Corporation's Director Attendance Policy and their effective participation in Board and committee meetings. Directors must notify the Chair of the Corporate Governance and Nominating Committee in a timely fashion before accepting an invitation to serve on the board of directors of another company or equivalent entity (excluding charitable organizations). Directors are expected to act in accordance with the Corporate Governance and Nominating Committee's recommendation.

Charter of the Board

A copy of the Charter of the Board is available on our website at www.tescocorp.com by selecting “Investor Relations,” then “Corporate Governance.”

Attendance at Annual General Meeting of Shareholders

In keeping with our corporate governance principles, the Director Attendance Policy adopted by the Board sets forth that directors are expected to attend the Meeting in person. If a director is unable to attend the Meeting, he is expected to provide advance notice to the Chairman. Eight of the nine directors serving at that time attended in person the 2012 annual general meeting of shareholders.

Position Descriptions

The Board has adopted written position descriptions for the Board Chairman and the Chair of each of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. The primary role of the Chair of each committee is to ensure each committee is organized properly, functions effectively, and meets its obligations and responsibilities. The Chair of the Audit Committee also maintains on-going communications with the Corporation’s external auditors in order to lead the committee in performing its oversight and other audit related functions. The Board has also adopted a written position description for the Chief Executive Officer.

Orientation and Continuing Education

The Corporate Governance and Nominating Committee oversees an orientation and education program for new directors and encourages and provides support for participation in ongoing educational opportunities for all directors. The objectives of the program is to ensure that new directors understand the role of the Board, its committees, and the contributions individual directors are expected to make to the operation of the Corporation’s affairs. The Corporation's orientation of new directors involves (i) the distribution and presentation of the Corporation's policies, (ii) private sessions with management, (iii) discussions of and hands-on training for the resources available to the new director, and, (iv) visits to the Corporation's facilities.

The Board's Continuing Education Policy encourages directors to pursue continuing education opportunities to maintain or enhance their skills as directors. Directors are encouraged to attend such education programs, as they deem appropriate, to stay abreast of developments relevant to their responsibilities. The Corporation's Legal Department maintains a list of upcoming director education opportunities which it periodically distributes to the directors. In order to encourage continuing director education, the Corporation reimburses the reasonable cost of duly requested continuing education events and related travel, accommodations, and meals. Under the Board's Continuing Education Policy, requests to attend continuing education programs are submitted to the Chair of the Corporate Governance and Nominating Committee for prior approval or, in the instance the request is made by the Chair of that committee, to the Chairman for approval.

Ethics and Compliance Program

The Board has endorsed an Ethics and Compliance Program, which is operated by certain officers of the Corporation responsible for managing the Corporation’s various compliance obligations and who report periodically to the Board, the Audit Committee, or the Corporate Governance and Nominating Committee. The Board has also adopted a formal Code of Business Conduct and Ethics (the “Code”), which applies to all directors, officers, employees, and certain other individuals. A copy of the Code is available on SEDAR at www.sedar.com, on EDGAR at www.sec.gov, as Exhibit 14 to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012, and on the Corporation’s website at www.tescocorp.com by selecting “Investor Relations,” then “Corporate Governance.” The Corporate Governance and Nominating Committee reviews the Code annually and, when it deems appropriate, recommends changes to the Board.

Under the Code, TESCO personnel with knowledge or suspicion of a violation of applicable laws, regulations, the Code, or TESCO's other related policies are obliged to immediately report such perceived violations. If the alleged violation involves actions by directors or executive officers prohibited by the Code, this must be reported to the Audit Committee. The Audit Committee must then take prompt, appropriate action necessary to investigate the allegation. If the Audit Committee determines that a violation of the Code has occurred, the Audit Committee must report such determination to the Board. Upon receipt, the Board will take such preventative or disciplinary action as deemed appropriate, including but not limited to reassignment, demotion, dismissal, or notification of the appropriate governmental authorities. For further information, including how reporting and enforcement of actions by other TESCO personnel are addressed, please see our Code which is available to you as described above. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K and applicable Nasdaq rules regarding amendments to or waivers of our Code by posting this information on our Internet website at www.tescocorp.com.

The Board has reviewed and approved a disclosure policy for the Corporation in order to promote consistent disclosure practices aimed at informative, timely, and broadly disseminated disclosure of material information to the market, in accordance with applicable securities legislation. Under the Corporation's whistleblower policy, individuals can anonymously report on live complaints relating to accounting, internal accounting controls, financial reporting, and auditing matters directly to the Chair of the Audit Committee and the General Counsel. If, after consultation with the General Counsel and appropriate investigation, the Chair of the Audit Committee determines that further action is necessary, he may coordinate with management, coordinate with the Audit Committee, or report the matter directly to the Board.

Risk Oversight

The Corporation has historically placed a high level of importance on addressing, pre-empting, and managing those matters which may present a significant risk to the Corporation. The Board is updated regularly on tax and accounting matters, the status of certain litigation and claims, governmental and corporate compliance regulations and programs, quality controls, safety performance, operational issues, and financial issues. The Board frequently discusses these matters in detail in order to adequately assess and determine the Corporation's potential vulnerability and consider appropriate risk management strategies when necessary. Management makes periodic presentations to the Board of the perceived top ten risks, as ranked by potential impact and likelihood of occurrence, and discusses its efforts to manage and mitigate such risks. The Board further considers and directs management to act upon an annual enterprise risk management review and analysis which is presented in the latter half of each calendar year.

Director Nominations

The Corporate Governance and Nominating Committee has not established any specific minimum qualifications for membership on our Board. Rather, the committee will generally consider all relevant factors, which may include independence, experience, diversity, leadership, quality of character, and reputation. Further, the committee considers the citizenship and legal residency of candidates as, under the Alberta Business Corporations Act, twenty-five percent (25%) of the Board's directors are required to be "resident Canadians."

The composition and size of the Board are reviewed annually. The committee assesses the qualities and skills represented on the current Board and seeks to identify skill sets that may enhance Board performance. Upon the departure of a director, the Corporate Governance and Nominating Committee considers the skill set of the departing director when assessing potential director candidates.

The Corporate Governance and Nominating Committee uses its available network of contacts when compiling a list of potential director candidates and may also engage outside consultants when appropriate. The committee may also consider potential director candidates recommended by shareholders and other parties. All potential director candidates are evaluated based on the above criteria. Because the Corporate Governance and Nominating Committee makes no distinction in its evaluation of candidates based on whether such candidates are recommended by shareholders or other parties, no formal policy or procedure has been established for the special consideration of director candidates recommended by shareholders.

For the Meeting, any shareholder wishing to recommend a director candidate for consideration by the Corporate Governance and Nominating Committee must have provided written notice in compliance with the periods noted under the caption “Shareholder Proposal” below, to the Corporate Secretary at our principal executive offices located at 3993 West Sam Houston Parkway North, Suite 100, Houston, Texas 77043-1238. Any such notice should clearly indicate that it is a recommendation of a director candidate by a shareholder and must set forth (i) the name, age, business address and residence address of the recommended candidate, (ii) the principal occupation or employment of such recommended candidate, (iii) the class and number of shares of the Corporation which are beneficially owned by such recommended candidate, (iv) a description of all understandings or arrangements between the shareholder and the recommended candidate and any other person or persons pursuant to which the recommendations are to be made by the shareholder and (v) any other information relating to such recommended candidate that is required to be disclosed in solicitations of proxies for the election of directors. In addition, such notice must contain (a) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting, (b) the name and address, as they appear on the Corporation’s books, of the shareholder proposing such nomination, (c) the class and number of shares of the Corporation that are beneficially owned by such shareholder, (d) any material interest of the shareholder in such recommendation and (e) any other information that is required to be provided by the shareholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in such shareholder’s capacity as proponent of a shareholder proposal. Assuming that a shareholder recommendation contains the information required above, the Corporate Governance and Nominating Committee will evaluate a candidate recommended by a shareholder by following substantially the same process, and applying substantially the same criteria, as for candidates identified through other sources.

Board Committees

In 2012, the standing committees of the Board were the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. Each of these committees has a written charter approved by our Board. A copy of each charter may be found in the Investor Relations section of our website at www.tescocorp.com by selecting “Investor Relations” and then “Corporate Governance.”

Audit Committee

Our Audit Committee currently consists of Messrs. Weatherford, Clarke, Dyment and Kott. Mr. Robertson periodically attends meetings of the Audit Committee as an ex officio member by virtue of his position as Chairman, but is not entitled to vote at such meetings. Mr. Weatherford serves as Chair of the Audit Committee. The Board has determined that all current members of the Audit Committee are “independent” for purposes of the Exchange Act, Nasdaq and as that term is defined in National Instrument 52-110 Audit Committees of the Canadian Securities Administrators (“NI 52-110”). This committee’s purpose is to represent and assist the Board with overseeing the integrity of the Corporation’s accounting and financial reporting process (including related internal controls) and the audits of the Corporation's financial statements.

Our Board has determined that Messrs. Weatherford, Clarke, Dyment, and Kott are “audit committee financial experts” as defined in the applicable rules and regulations of the Exchange Act, and all of the members of the Audit Committee are “financially literate” as that term is defined in NI 52-110. The Board has further determined that each member of the Audit Committee possesses sufficient education and background to perform his duties on the Audit Committee. Specifically:

•
Mr. Dyment, who served on the Audit Committee until May 2010 and again beginning March 2011, has been a member of the Canadian Institute of Chartered Accountants since 1972. He also previously served as the Senior Vice President Finance of Ranger Oil Limited and is currently a member of the audit committees of two of the companies for which he serves as a director.

•
Mr. Clarke holds an MBA degree in Finance from Southern Methodist University and a Bachelor of Arts degree in economics from the University of Texas. He has previously served as the Chairman and Chief Executive Officer of NATCO Group, Inc. and has held senior financial positions at Dynegy, Inc., Cabot Oil & Gas Corporation, and Transco Energy Company.

•
Mr. Kott holds an MBA degree in Finance from the Wharton Business School of the University of Pennsylvania. He is a Certified Public Accountant (inactive) and the former Senior Vice President and Chief Financial Officer of Global Marine Inc.

•
Mr. Weatherford holds a Bachelor of Business Administration degree from the University of Houston. He has previously served as the Executive Vice President and Chief Financial Officer for Business Objects S.A. and has held senior financial positions at NETCOM On-Line Communications Services, Logitech, Texas Instruments, Schlumberger and Tandem Computers in the United States, Europe and Japan. Additionally, Mr. Weatherford serves as Chair of the Audit Committee for each of the four public companies for which he currently serves as a director.

The Audit Committee regularly reports on its activities to the Board.

Compensation Committee

Our Compensation Committee currently consists of Messrs. Kott, Clarke, Dyment, Milligan, and Sutherlin. Mr. Robertson also periodically attends meetings of the Compensation Committee as an ex officio member by virtue of his position as Chairman, but is not entitled to vote at such meetings. Mr. Kott serves as Chair of the Compensation Committee. The Board has determined that all of the directors on the Compensation Committee are “independent” for purposes of the Nasdaq rules and as that term is defined in NI 58-101. The Compensation Committee’s purpose is to assist the Board in its oversight responsibilities relating to compensation matters for the Corporation, including the review and determination of compensation to be paid to executive officers and directors and the review and approval of compensation disclosure that may be required in accordance with applicable legal requirements.

The Compensation Committee makes determinations regarding the Corporation’s compensation policies, including: salaries, short- and long-term cash and equity incentive compensation, bonuses, and benefits. The Compensation Committee has been delegated authority by the Board to set compensation for the Chief Executive Officer and certain other senior executives. The Board has further determined that each member of the Compensation Committee possesses sufficient education and background to perform his duties on the Audit Committee. Specifically:

•	Mr. Kott served in positions overseeing human resources matters for over thirty years. He has previously served on the public compensation committees of Friede Goldman Halter and NS Group.

•
Mr. Clarke has overseen human resource matters as the Chairman and Chief Executive Officer of NATCO Group, Inc. and currently serves as Chairman of the Compensation and Benefits Committee of Penn Virginia Corporation.

•	Mr. Dyment has overseen human resources matters as President and Chief Executive officer of Ranger Oil Limited. He currently serves on the compensation committee of Transglobe Energy Corporation.

•
Mr. Milligan has experience as Department Head of the Corporate/Commercial Department of the international law firm of Bennett Jones LLP, as well as extensive experience negotiating executive employment agreements. He has previously served on the compensation committee of Newalta Corporation.

•	Mr. Sutherlin has over thirty years of executive management experience including roles overseeing human resource matters as President and Chief Executive Officer of Joy Global, Inc.

For more information regarding the Corporation’s policies and procedures for the consideration and determination of executive compensation, see below under the caption “Compensation Discussion & Analysis.” The Compensation Committee regularly reports on its activities to the Board.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee consists of Messrs. Milligan, Reynolds and Weatherford. Mr. Robertson also periodically attends meetings of the Corporate Governance and Nominating Committee as an ex officio member by virtue of his position as Chairman, but is not entitled to vote at such meetings. Mr. Milligan serves as the Chair of the committee. The Board has determined that all of the directors on the Corporate Governance and Nominating Committee are “independent” for purposes of the Nasdaq and as that term is defined in NI 58-101.

The Corporate Governance and Nominating Committee’s purpose is to develop and review the Corporation’s approach to corporate governance and related matters and make recommendations to the Board in respect of such matters. The committee is also charged with the identification of appropriate nominees for the Board and the recommendation of qualified candidates to the Board. The Corporate Governance and Nominating Committee regularly reports to the Board on its activities.

Meetings of the Board and Committees

Set forth in the table below is a list of the meetings held by the Board and each of its committees during 2012 and the attendance record of each member of those bodies at those meetings. The independent directors also hold at least four regularly scheduled meetings each year at which the non-independent directors and members of management are not in attendance. In 2012, the independent directors held four such meetings. Each committee also meets in the absence of management representatives at least four times per year. During 2012, each director standing for re-election attended at least seventy-five percent (75%) of the total applicable Board meetings and committee meetings.

The Board's official director attendance policy states that a director is expected to spend the time and effort necessary to properly discharge such director's responsibilities. Accordingly, a director is expected to regularly attend, in person if at all practicable, meetings of the Board and committees on which such director sits, with the understanding that on occasion a director may by unable to attend a meeting. A director who is unable to attend a meeting is expected to notify the Chairman of the Board or the Chair of the appropriate committee in advance of such meeting.

	Board Meetings	Audit Committee Meetings	Compensation Committee Meetings	Corporate Governance and Nominating Committee Meetings
Number of meetings held in 2012	13	10	7	4
John U. Clarke[1]	13	8	6	—
Fred J. Dyment[2]	13	10	7	—
Gary L. Kott[3]	13	10	7	—
R. Vance Milligan, Q.C., ICD.D	13	—	7	4
John T. Reynolds	12	—	—	3
Norman W. Robertson[4]	13	—	—	—
Michael W. Sutherlin[5]	13	—	4	—
Clifton T. Weatherford	13	10	—	4
Julio M. Quintana[6]	13	—	—	—

(1)
Mr. Clarke attended two meetings of the Corporate Governance and Nominating Committee as a guest at the request of the Chair. His attendance is not reflected here as he is not a voting member of that committee.

(2)
Mr. Dyment attended three meetings of the Corporate Governance and Nominating Committee as a guest at the request of the Chair. His attendance is not reflected here as he is not a voting member of that committee.

(3)
Mr. Kott attended one meeting of the Corporate Governance and Nominating Committee as a guest at the request of the Chair. His attendance is not reflected here as he is not a voting member of that committee.

(4)
As Chairman of the Board, Mr. Robertson periodically attends meetings of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee in ex officio status. Mr. Robertson’s attendance at those meetings is not recorded here, as he is not a voting member of those committees.

(5)
Mr. Sutherlin was appointed to the Compensation Committee at the May 2012 Board meeting. Since his appointment, he has attended 100% of the Compensation Committee's meetings. Prior to his appointment to that committee, Mr. Sutherlin attended one meeting of that committee as a guest at the request of the Chair. His attendance is not reflected here as he was not a voting member of that committee at the time.

(6)
As the Corporation’s Chief Executive Officer, Mr. Quintana periodically attends meetings of the Board’s committees at their invitation. Mr. Quintana’s attendance is not recorded here as he is not a member of those committees and does not vote at those meetings.

Board and Committee Assessments

The Corporate Governance and Nominating Committee is responsible for making annual assessments and reporting to the Board the overall performance, effectiveness, and contribution of the Board and each committee, the Chairman, each committee Chair, and each director. The committee oversees an annual assessment process, which includes written questionnaires and confidential discussions between the committee Chair and directors. The committee reviews these elements as well as the size, mix of experience, and skills among members of the Board. The objective of the assessment is to ensure continued Board effectiveness in the execution of its responsibilities. In addition to any other matters the committee deems relevant, the assessments consider, in the case of the Board or a committee, the applicable charter as well as the competencies and skills each individual director is expected to bring to the Board and its committees.

Compensation Committee Interlocks and Insider Participation

We do not have any compensation committee interlocks as that term is defined by SEC rules and regulations. None of the directors on the Compensation Committee or any of our executive officers will serve as a member of a board of directors or any compensation committee of any entity that has one or more executive officers serving as a member of our Board.

Succession Planning

The Board and the Corporate Governance and Nominating Committee are actively engaged in talent management. The Board and the Corporate Governance and Nominating Committee review the Corporation's personnel strategy in support of its business strategy at least annually. This includes a detailed discussion of the Corporation's leadership bench and succession plans, with a particular focus on key senior officer positions.
In addition, the committees of the Board regularly discuss the talent pipeline for specific critical roles. High potential leaders are given exposure and visibility to Board members through formal presentations and informal events. More broadly, the Board is regularly updated on key talent indicators for the overall workforce including climate, diversity, recruiting, and development programs.

Shareholder Communication with our Board

Shareholders may communicate with our Board through the Corporation’s Corporate Secretary by writing to the following address: Board of Directors, c/o Corporate Secretary, Tesco Corporation, 3993 West Sam Houston Parkway North, Suite 100, Houston, Texas, United States 77043-1238. The Corporate Secretary will forward all correspondence to the Chairman, except for junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Shareholders wishing to recommend candidates for the Board may communicate with the Corporate Governance and Nominating Committee at the same address. The Corporate Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within the Corporation for review and possible response.

Executive Officers
  The following persons are our executive officers as of April 3, 2013. The executive officers of the Corporation serve at the pleasure of the Board. None of the executive officers, directors, or nominees has any family relationship with another.

Name	Age	Title	Biography
Julio M. Quintana	53	President, Chief Executive Officer, and Director	For a description of the business experience of Mr. Quintana, see the “Election of Directors” section of this proxy statement.
Robert L. Kayl	42	Senior Vice President, Chief Financial Officer, and Chief Accounting Officer
Mr. Robert L. Kayl has served as our Senior Vice President and Chief Financial Officer since July 2008. Prior to that, he served as our Vice President and Corporate Controller beginning in August 2007. From September 2006 until August 2007, Mr. Kayl worked for one of the Corporation’s subsidiaries as the Vice President, Tax and Treasury following service as Vice President, Tax and Strategic Planning from September 2005 until September 2006.

Fernando R. Assing	47	Senior Vice President and Chief Operating Officer
Mr. Fernando R. Assing has served as our Senior Vice President and Chief Operating Officer since August 2011. Prior thereto, Mr. Assing served as our Senior Vice President of Marketing and Business Development since May 2009. Prior to joining TESCO, Mr. Assing served in multiple global and regional positions within the Integrated Projects Management Division of Schlumberger between September 1997 and April 2009. Before that, Mr. Assing worked for Technip in various project management and business development capacities between May 1991 and August 1997.

Jeffrey L. Foster	45	Senior Vice President, Top Drive and Surface Products
Mr. Jeffrey L. Foster has served as our Senior Vice President, Top Drive and Surface Products since August 2011. Prior thereto, Mr. Foster served as our Senior Vice President, Operations since August 2007 and our Vice President, CASING DRILLING of Tesco Services Inc., a former subsidiary of Tesco Corporation, from September 2005 to August 2007. Prior to joining TESCO, Mr. Foster was employed in various capacities at Halliburton Company from 1996 to 2005, most recently in the position of Global Operations Manager, Sand Control. Prior to Halliburton, Mr. Foster worked for Exxon drilling and completing wells.

Dean Ferris	56	Senior Vice President, General Counsel, and Corporate Secretary
Mr. Dean Ferris has served as our Senior Vice President, General Counsel and Corporate Secretary since August 2010.  Prior to joining the Corporation, Mr. Ferris was the Chief Legal Officer of the Dubai International Financial Centre Authority from April 2004 until August 2010.  From May 1989 until March 2004, he worked in the Law Department of Schlumberger holding positions of increasing responsibility and serving as General Counsel of two divisions in Houston, Texas from July 1999 until March 2004.

Darko Ulakovic	48	Vice President, Manufacturing and General Manager, TESCO Manufacturing Facility
Mr. Darko Ulakovic has served as our Vice President, Manufacturing and General Manager, TESCO Manufacturing Facility since December 2012. Prior to serving in his current position, Mr. Ulakovic worked for us as Director, Project Management since August 2012. Prior to joining the Corporation, Mr. Ulakovic was an employee of Com Dev Ltd., a manufacturer of systems and subsystems for the aerospace industry, between March 1996 and June 2011. In his last position at Com Dev, he served as Director, Project Management from April 2006 to June 2011.

MATTERS TO BE ACTED UPON AT THE MEETING
Proposal One – Election of Directors

One of the purposes of the Meeting is to elect directors to hold office until the next annual general meeting of shareholders and until their successors have been qualified and duly elected or appointed. There are presently nine directors of the Corporation, each of whose term of office will expire at the Meeting. One of the current directors does not intend to stand for re-election. Set forth below are the names, principal occupations, ages, committee memberships, directorships held with other public companies and other biographical data for the eight director nominees, as well as the month and year each nominee was first elected or appointed as one of our directors. The following information has been obtained from the Corporation’s records or from the nominees directly as of April 2, 2013. For further information concerning the nominees, see “Statement of Corporation Governance Practices” and “Security Ownership of Management and Certain Beneficial Owners” included elsewhere in this Proxy Statement. Each of the nominees for election have consented to being nominated and agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve.

The Board recommends a vote FOR all nominees.

Nominees for Director

Name and Occupation	Age	Director Since	Description
John U. Clarke Partner, Turnbridge Capital, LLC	60	August 2011
Mr. Clarke sits on the Audit and Compensation Committees. Mr. Clarke is a Partner with Turnbridge Capital, LLC, a private equity investment firm focused on energy related investments.  Previously, Mr. Clarke has served as (i) President of Concept Capital Group, Inc., a financial and strategic consulting firm founded by him in 1995, since November 2009, a position he also held from 2001 to 2004 and from 1995 to 1996, and (ii) Chairman and Chief Executive Officer of NATCO Group Inc., an oil services company, from 2004 until its sale in November 2009. Mr. Clarke holds an M.B.A. in Finance from Southern Methodist University (1977) and a B.A. in Economics from the University of Texas at Austin (1976). In the last five years, Mr. Clarke has served on the boards of directors of the following public companies: (i) Penn Virginia Corporation (December 2009 to Present), (ii) Harvest Natural Resources, Inc. (October 2000 to May 2008), (iii) The Houston Exploration Company (December 2003 to June 2007) and (iv) NATCO Group Inc. (February 2000 to November 2009).  Mr. Clarke is a resident of Houston, Texas, USA. Mr. Clarke's independence and extensive experience as a director or executive officer at numerous companies related to the energy industry qualify him to serve on our Board.

Fred J. Dyment Independent Businessman	64	August 1996
Mr. Dyment sits on the Audit and Compensation Committees. He retired from Maxx Petroleum Ltd. in May 2001 after serving as that company’s President and Chief Executive Officer since September 2000. Prior to that, Mr. Dyment was the President and Chief Executive Officer of Ranger Oil Limited. He serves on the boards of directors for ARC Energy Trust, TransGlobe Energy Corporation, Major Drilling Group International, Inc. and is Chairman of WesternZagros Resources Ltd. From January to October 2007, Mr. Dyment served on the board of Western Oilsands Ltd. From September 2002 to May 2008, he served on the board of ZCL Composites Ltd. Mr. Dyment is a resident of Calgary, Alberta, Canada. Mr. Dyment’s independence, experience as a public company director and experience as an executive in the energy industry qualify him to serve on our Board.

Gary L. Kott Independent Businessman	71	January 2000
Mr. Kott is Chair of the Compensation Committee and sits on the Audit Committee. He retired from Global Marine Inc. in 1998 after serving as that company’s Senior Vice President and Chief Financial Officer for two years. Prior to that, Mr. Kott served as President of Global Marine’s principal operating subsidiary, Global Marine Drilling Company, for 17 years. Mr. Kott was a director of Friede Goldman Halter, Inc. (“FGH”), when it filed, together with most of its subsidiaries, a Chapter 11 bankruptcy case under the United States Bankruptcy Code in April 2001. In December 2003, a plan of reorganization was confirmed whereby all of FGH’s remaining assets were transferred to a liquidating trustee, who sold them for the benefit of the creditors. Mr. Kott served on the board of NS Group from March 2000 to March 2005. Mr. Kott is a resident of Montgomery, Texas, USA. Mr. Kott’s independence, experience as a public company director and as an executive in the energy industry qualify him to serve on our Board.

Name and Occupation	Age	Director Since	Description
R. Vance Milligan, Q.C., ICD.D Retired Partner, Bennett Jones LLP, Barristers & Solicitors	61	February 2006
Mr. Milligan is Chair of the Corporate Governance and Nominating Committee and sits on the Compensation Committee. Prior to his retirement on December 31, 2010, Mr. Milligan had been a practicing lawyer with the Canadian national law firm of Bennett Jones LLP, Barristers & Solicitors, since 1980. Mr. Milligan’s practice had been focused on representing public and private companies in the energy sector, with an emphasis on mergers and acquisitions, public and private financings, as well as matters relating to corporate governance. Mr. Milligan serves as a director of Newalta Corporation and had served as a director or trustee of its predecessor entities since 1994. Mr. Milligan is a resident of Calgary, Alberta, Canada. Mr. Milligan has completed the academic requirements for the Directors Education Program for the Institute of Corporate Directors and has been granted the designation of ICD.D. Mr. Milligan's independence, experience as a public company director and as an attorney practicing in matters of corporate law and governance as well his training qualify him to serve on our Board.

Julio M. Quintana President and Chief Executive Officer of the Corporation	53	September 2004
Mr. Quintana has served as our President and Chief Executive Officer since September 2005 and prior to that held the roles of President, Executive Vice President and Chief Operating Officer of the Corporation. Prior to September 2004, Mr. Quintana was the Vice President & General Manager, Integrated Project Management and Vice President, Exploitation for Schlumberger Technology Corp. from November 1999 to September 2004. Prior to working for Schlumberger, Mr. Quintana worked for almost 20 years in various operational roles for Unocal Corporation, a global E&P company. Since July 2006, he also serves on the board of directors of SM Energy Company (formerly St. Mary Land & Exploration Company). Mr. Quintana is a resident of Sugarland, Texas, USA. Mr. Quintana's experience as a public company director, his service as our President and Chief Executive Officer and as an executive in the energy industry qualify him to serve on our Board.

John T. Reynolds Co-founder and Managing Director of Lime Rock Partners	42	March 2010
Mr. Reynolds sits on the Corporate Governance and Nominating Committee. Mr. Reynolds co-founded Lime Rock Partners in 1998 and serves as Managing Director. Mr. Reynolds joined Goldman Sachs in 1992 and spent six years in the Investment Research Department where he had senior analyst responsibility for global oil service sector research and was one of the top-rated analysts in the sector. He is a graduate of Bucknell University (B.A.). Mr. Reynolds remains an active member of the Lime Rock Partners investment team, investigating and executing primarily energy service investment opportunities worldwide. Mr. Reynolds serves on the board of directors of one other public company: Archer Ltd. He previously served on the boards of directors of Allis-Chalmers Energy Inc., Eastern Drilling, Hercules Offshore, Inc., IPEC, Noble Rochford Drilling, Patriot Drilling, Roxar, Sensa, and Torch Offshore. Mr. Reynolds is a resident of Wilton, Connecticut, USA. Mr. Reynolds' experience as a public company director, financial analyst, and partner at an energy investment firm qualify him to serve on our Board.

Norman W. Robertson Independent Businessman	76	August 1996
Mr Robertson has served as the Chairman of our Board since November 2005. As Chairman, he is an ex officio member of all committees of the Board. He retired from ATCO Enterprises Inc. where he served as President and Chief Executive Officer until 1994. Mr. Robertson is a resident of Calgary, Alberta, Canada. Mr. Robertson’s independence and experience as a public company director and executive qualify him to serve on our Board.

Michael W. Sutherlin President and Chief Executive Officer of Joy Global, Inc.	66	March 2012; previously September 2002 until August 2011
Mr. Sutherlin has been the President, the Chief Executive Officer and a director of Joy Global, Inc., a mining equipment and services provider, since 2006. Mr. Sutherlin previously served on the board of International Mining Machinery, Ltd. before that company was delisted and became a wholly owned subsidairy of Joy Global, Inc. Prior to that, Mr. Sutherlin served as Joy Global, Inc.'s Executive Vice President and the President and Chief Operating Officer of Joy Technologies, Inc. Before he joined Joy Global, Inc. in 2006, Mr. Sutherlin was Group President, Drilling Equipment, and President and Chief Operating Officer of Varco International, Inc. Mr. Sutherlin is a resident of Milwaukee, Wisconsin, USA. Mr. Sutherlin's independence, experience as a public company director and executive in the energy industry qualify him to serve on our Board.

PROPOSAL TWO – Appointment of the Independent Auditors

Principal Accountant Fees and Services

The Audit Committee of the Corporation proposes that PricewaterhouseCoopers LLP, Houston, Texas, be appointed as the Corporation's independent registered public accounting firm to hold office until the close of the next annual general meeting of shareholders. PricewaterhouseCoopers LLP or its predecessors has been the independent registered public accounting firm of the Corporation since December 1, 1993 and served as the auditors of two of the Corporation's predecessor companies for more than five years prior to that date.

Service Provided	2012	2011 (c)
Audit Fees (a)	$1,286,000	$1,366,850
Audit-related Fees	—	—
Tax Fees (b)	—	$73,000
All Other Fees	$5,200	—
Total	$1,291,200	$1,439,850

(a)
Audit fees consist of the aggregate fees billed or expected to be billed for professional services rendered by PricewaterhouseCoopers for the audit of Tesco Corporation’s annual and quarterly financial statements and for services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements for those fiscal years.

(b)	Tax fees include services for tax compliance, research and technical tax advice.

(c)
These figures differ from the disclosure in our previous proxy statement because of additional audit and tax fees, approved by the Audit Committee subsequent to the filing of the Proxy Statement, pertaining to services rendered by PricewaterhouseCoopers LLP in 2011 that exceeded the previously approved 2011 budget.

Our Audit Committee has considered all fees provided by the independent auditors to us and concluded this involvement is compatible with maintaining the auditors’ independence. For more information with respect to our Audit Committee and its relationship with our outside auditors, see “Statement of Corporate Governance Practices - Audit Committee” above. Representatives of PricewaterhouseCoopers LLP will be present at the Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Audit Committee Policy for Approval of Audit and Permitted Non-Audit Services

The Audit Committee is responsible for the appointment, retention, compensation, and oversight of our independent registered public accounting firm. The Audit Committee has adopted policies and procedures for pre-approving all services (audit and non-audit) performed by our independent registered public accounting firm. In accordance with such policies and procedures, the Audit Committee is required to pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm in order to assure that the provision of such services is in accordance with SEC rules and regulations and does not impair the registered public accounting firm’s independence. Our Chief Financial Officer and Corporate Controller are the primary contacts for their respective areas to receive and assess any proposed engagements from the independent registered public accounting firm. Following receipt and initial review for eligibility by these primary contacts, a proposal is forwarded to the Corporate Secretary for delivery to the Audit Committee which would review and consider whether to permit the proposed engagement. The Audit Committee has delegated specific authority for pre-approval to the Chair of the Audit Committee for period between committee meetings, provided the estimated fee of the proposed service does not exceed $25,000. The Chair must report any decisions to the Audit Committee at its next scheduled meeting. A copy of our Protocol for Approval of Audit and Permitted Non-Audit Services Provided by External Auditors is available on our website at www.tescocorp.com by selecting “Investor Relations”, then “Corporate Governance.”

The Board recommends a vote FOR the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2013, at a remuneration to be determined by our Board.

PROPOSAL THREE --Approval of 2012 Named Executive Officer Compensation

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act required the SEC to adopt rules requiring the Corporation to seek a non-binding advisory vote from our shareholders to approve the compensation awarded to our named executive officers disclosed pursuant to Section 14A of the Exchange Act and Item 402 of Regulation S-K.

The Corporation has established comprehensive compensation programs for our executive officers, including our named executive officers, as described in this proxy statement.  Shareholders should refer to and consider this information in evaluating the Corporation’s approach to compensating our executive officers.

The Compensation Committee will continue to emphasize compensation arrangements with the objective of aligning the financial interests of our executives with the interests of long-term shareholders.  Please refer to the sections entitled “Compensation Discussion and Analysis” and “Executive Compensation” of this proxy statement for a detailed discussion of the Corporation’s executive compensation in 2012. Our Board recognizes that executive compensation is an important matter of shareholder concern and believes that providing shareholders with the opportunity to review our compensation programs annually is a matter of good corporate practice. Accordingly, we will continue to hold an annual advisory approval of the Company’s executive compensation, which is consistent with the preference of approximately 75% of the votes cast at the 2011 annual general and special meeting of shareholders on the frequency of the executive compensation advisory vote.

You have the opportunity to vote for, against, or abstain from the non-binding advisory vote to approve the 2012 named executive officer compensation.

The Board recommends a vote FOR this Proposal.

Audit Committee Report

The following is our Audit Committee’s report in its role as the overseer of the integrity of our financial statements, the financial reporting process, our independent auditor’s performance, including their qualification and independence, and our compliance with legal and regulatory requirements. In carrying out its oversight responsibilities, our Audit Committee is not providing any expert or special assurance as to our financial statements or any professional certification as to the outside auditors' work. This report shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act of 1933 or the Exchange Act or incorporated by reference in any document so filed.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP, the Corporation’s independent registered public accounting firm.

The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed with the independent auditors pursuant to Statement on Auditing Standards No. 61 (Communication with the Audit Committees), including the quality of the Corporation’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also discussed with PricewaterhouseCoopers LLP matters relating to its independence, including review of audit and non-audit fees and the written disclosures and letter from PricewaterhouseCoopers LLP to the Audit Committee pursuant to Independence Standards Board Standard No.1 (Independence Discussions with Audit Committees).

Taking all of these reviews and discussions into account, the members who served on the Audit Committee on December 31, 2012 and on the date the Company filed its Annual Report on Form 10-K, have recommended that the Board approve the Corporation’s 2012 audited financial statements and their inclusion in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC and Canadian securities regulators.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE TESCO CORPORATION BOARD OF DIRECTORS
Clifton T. Weatherford, Chair
John U. Clarke
Fred J. Dyment
Gary L. Kott

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Overview of Executive Compensation Process

TESCO’s Board has delegated responsibility and authority to the Compensation Committee for setting the compensation, including both cash and equity-based elements, of the Chief Executive Officer and certain other executive officers of the Corporation and its subsidiaries.  The Board has also granted discretionary authority to the Compensation Committee to set compensation, including authority to approve awards under our Amended and Restated 2005 Incentive Plan (the “Incentive Plan”), for all other directors, officers, and employees. Our Incentive Plan, which was approved by shareholders at our 2007 Annual General and Special Meeting, as amended, was filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended 2012.

The Compensation Committee is also responsible for maintaining knowledge of competitive compensation practices, reviewing the design and competitiveness of our compensation and benefits programs, and evaluating, at least annually, the compensation packages for executive officers. The Compensation Committee takes into consideration a number of factors in making specific compensation determinations or recommendations, as the case may be, including the knowledge and experience of the individual, the individual’s performance, the importance of the individual’s position and career path to the achievement of TESCO's financial and operational goals.

The Compensation Committee has periodically engaged Mercer Human Resource Consulting (“Mercer”) since September 2005, the date of its first engagement, as the Compensation Committee's direct, independent outside consultant. Pursuant to SEC rules and regulations, the Compensation Committee has assessed the independence of Mercer and concluded that no conflict of interest exists that would prevent Mercer from independently representing the Compensation Committee.

The Compensation Committee has relied upon Mercer to provide specific advice concerning (i) the Corporation's peer group, compensation philosophy, benchmarking, and Incentive Plan design for officer and director positions and (ii) market trends and issues. During its engagement, Mercer has participated in Compensation Committee meetings, reporting data pertaining to compensation policy and design for officers and directors. In 2012, Mercer advised the Compensation Committee as it designed compensation arrangements for 2012 and 2013. The Corporation’s management did not direct Mercer’s activities but did provide information to Mercer and made itself available for interviews. The decisions made by the Compensation Committee are the responsibility of the committee and may reflect factors and considerations other than the information and recommendations provided by Mercer. Under corporate policy and the Compensation Committee charter, management must seek the pre-approval of the Compensation Committee to retain Mercer or its affiliates for any services.

A performance evaluation of the Chief Executive Officer is conducted annually under the leadership of the Compensation Committee. This process typically occurs in the first quarter of each year to measure the performance of the Chief Executive Officer in the prior fiscal year. The Chair of the Compensation Committee crafts a confidential survey and distributes that survey to each independent director. The results of the survey and an analysis of the company's financial performance are compiled into a report by the Chair of the Compensation Committee that is discussed at a meeting of the independent directors. Following such meeting, a representative of the Board, usually the Board Chairman, communicates the appraisal results to the Chief Executive Officer.

In addition to considering Mercer's advice, the Compensation Committee also considers the advice of Mr. Quintana, our President and Chief Executive Officer, concerning executive officers and key employees. Specifically, Mr. Quintana annually reviews the performance of each executive officer other than himself. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee. The Board and the Compensation Committee can exercise their discretion in setting compensation or in modifying any recommended adjustments or awards to executives. The Board and the Compensation Committee exercised their discretion in November 2012 by reducing the number of equity incentives granted to both the named executive officers and all other employee recipients. This decision to reduce the number of awards was taken to mitigate the dilutive effect of the awards.

The Compensation Committee made its salary and short-term incentive compensation plan determinations for 2013 in the fourth quarter of 2012 so that performance compensation targets could be announced at the beginning of the calendar year, in conjunction with the implementation of the Corporation’s operating plan. The Compensation Committee anticipates following the same schedule in future years. Long-term equity incentive program determinations have historically been made in the fourth quarter of the year preceding awards. Despite strong performance and continuing retention concerns, no annual long-term incentive awards were granted in 2011 as the Board deferred such awards while it (i) considered the 2011 say-on-pay results and (ii) consulted with its independent compensation consultant, Mercer, to examine arrangements to enhance the alignment of pay with performance.

The result was a new long-term equity incentive program adopted by the Board in December 2011 and in conformance with the parameters of the Incentive Plan.

As expected and disclosed in the 2011 Proxy Statement, the Board made two (2) “annual” long-term equity incentive grants in 2012 under the terms of the recently adopted long-term equity incentive program. The first, granted in May 2012, is considered the deferred 2011 “annual” long-term incentive awards. The second, granted in November 2012, is considered the 2012 “annual” long-term equity incentive awards, a return to the Corporation's established practice of making such grants in November.

Financial Performance: Fiscal Year 2012
Fiscal Year 2012 was a year marked by successful financial performance by the Corporation. The following results are excerpts from Item 6 of our recently filed Annual Report on Form 10-K for the fiscal year ended 2012.

•	OPERATING INCOME: Nearly doubled to $76.8 million from the $42.6 million reported in 2011.
•	NET INCOME: Nearly doubled to $49.8 million from the $27.0 million recorded in 2011.
•	REVENUE: The Corporation produced record revenue of $553.1 million . This was a 7.8% increase from the $513.0 million recorded in 2011.
•	ADJUSTED EBITDA: Increased by 29.9% to $111.3 million from the $85.7 million recorded in 2011.
•	TOTAL SHAREHOLDER RETURN PERFORMANCE COMPARED TO THE PEER GROUP: In 2012, TESCO performed better than eleven members of its peer group (i.e. top 27% of the peer group).
Executive Compensation Highlights

•
In 2012, 50% of the short-term incentive plan compensation ("STIP") grants was based on Adjusted EBITDA and 50% on individual goals. The Compensation Committee reviews the weighting annually. For 2013, the Compensation Committee chose to replace the Adjusted EBITDA metric with Operating Income.

•
In 2012, the composition of long-term incentive program (“LTIP”) grants favors performance-based metrics. The 2012 grants were composed of stock options (30%), time-based restricted stock units (“RSUs”) (30%), and performance stock units (“PSUs”) (40%).

•	An analysis by Mercer indicates that in 2012 the total target direct compensation for the Corporation's named executive officers (“NEOs”) was near the median of the peer group.
•	The Compensation Committee consists entirely of independent directors.
•	TESCO offers limited perquisites to officers.

Executive Compensation-Related Fees

The following table sets forth the fees paid by the Corporation to the Compensation Committee's independent outside compensation consultant, Mercer, in the past two fiscal years. The table categorizes the fees paid to Mercer as either executive compensation related fees or other fees (i.e. fees unrelated to to executive compensation matters). The section “All Other Fees” below explains the fees paid for services rendered by Mercer to the Corporation unrelated to executive compensation matters.

	2012	2011
Executive Compensation Related Fees	$99,283	$95,539
Other Fees	$20,980	$32,815

All Other Fees

In 2012, Mercer rendered services to the Corporation and its affiliates relating to employee compensation for certain offices in Asia and Canada. In 2011, Mercer rendered services to the Corporation relating to the development of an international assignee compensation program. In both years, these fees are attributable to Mercer due to its acquisition in 2010 of ORC Worldwide, a formerly independent company, which management had retained to provide the Corporation with global compensation and cost of living data. The Compensation Committee has approved management's continued retention of ORC Worldwide's services.

Peer Group

The Compensation Committee uses, among other tools, a group of peer companies selected by the committee to evaluate the Corporation’s executive compensation. After the Compensation Committee selects the peer group, TESCO’s Human Resources Department provides information to Mercer which compares TESCO’s executive positions to the peer group and provides benchmarking data to the Compensation Committee. Peer group data is only one aspect of the information that the committee uses to determine the compensation elements for the Corporation’s executive officers. This alone, however, does not determine the mix or level of executive officer compensation.

The peer group is reviewed at least annually by the Compensation Committee as well as periodically when it has reason to believe an update is appropriate due to changes in the market or group itself. In the selection process, Mercer, with input from the Compensation Committee and management, assembles an initial list of potential peer companies, all of which are publicly traded upstream service and equipment providers to the oil and gas industry. That list is reviewed by the committee and, based on criteria described below, the committee selects the final peer group from the initial list. The peer group includes companies that the Compensation Committee believes to be comparable to TESCO in terms of most recent fiscal year revenues, market capitalization (considered both as of a recent date and as an average over the prior calendar year), geographic footprint, income, and asset base. The Compensation Committee selects a group in which it considers the Corporation to be as near as reasonably possible to median along those metrics, having regard for the cyclical and volatile nature of the oilfield service sector, as well as the fact that the Corporation is among the smallest of the publicly traded global companies in its industry.

Due to continuing industry consolidation, the Compensation Committee reviewed the peer group in 2011 and determined that the group needed further revision for 2012 in order to target TESCO near the middle of the group in terms of size. The Compensation Committee considered the following criteria in determining the relevance of potential peer companies: (i) companies operating in the oil and gas equipment and services and drilling industries; (ii) companies of a similar size as TESCO in terms of revenue and market value; and (iii) companies that operate in similar geographic regions as TESCO. In addition, the Compensation Committee considered companies against which TESCO competes for executive talent. As a result of this review, the following companies were selected as the most-relevant peers against which to benchmark TESCO's executive compensation programs in 2012:

Basic Energy Services	Cal Dive International	Dawson Geophysical
Forbes Energy Services	Global Geophysical	Gulf Island Fabrication
Gulfmark Offshore	Hornbeck Offshore Services	ION Geophysical
Lufkin Industries	Newpark Resources	Parker Drilling
Pioneer Energy Services Corp. (formerly "Pioneer Drilling")	TETRA Technologies	Vantage Drilling

At its November 2012 meeting, the Compensation Committee considered the 2012 peer group above and, noting that the current peer group continues to serve as an appropriate and valuable tool,  confirmed the group above as the 2013 peer group. In 2012, TESCO's performance exceeded the performance of eleven of the the peer group members thereby placing TESCO's performance in the top twenty-seven percent (27%) of the peer group.

Philosophy and Objectives

Compensation levels reflect the Compensation Committee’s recognition that we compete with many larger companies for top executive-level talent. TESCO’s compensation philosophy is based on the recognition that the interests of the shareholders are best served by attracting, retaining, and motivating top quality management personnel, especially executive officers. By offering competitive compensation packages that maintain an appropriate relationship between executive pay and the creation of shareholder value, we believe that we align the interests of our executive officers with those of our shareholders. To that end, in establishing executive compensation, we attempt to integrate the following principles in the design of the compensation packages that we offer to our executives:

•	annual base cash compensation at a level making us competitive with our peers for executive talent in the energy services industry;

•	annual cash bonuses to motivate and recognize the achievement of short term objectives; and

•
equity-based incentive awards (which to date have been in the form of stock options, RSUs and PSUs for executives) to motivate the achievement of financial objectives and ensure that management has a continuing stake in (i) our long-term success, (ii) our long-term objective of growth through innovative technology, and (iii) our medium- and long-term goals of creating value for our shareholders.
TESCO’s objective in setting executive compensation is the creation of incentives to reward management performance that leads to an increase in shareholder value, while exercising appropriate risk management. Shareholder value is a broad concept that includes not only quantitative factors such as stock price, earnings per share, and return on capital employed, but also qualitative factors such as successful development and commercialization of key technologies that are expected to enhance long-term corporate value. As a result, management compensation may be tied to both financial and non-financial measures. Risk management means ensuring that the Corporation has a strategy for sustainable growth. The Compensation Committee considers, in establishing and reviewing the executive compensation program, whether the program encourages unnecessary or excessive risk taking and believes that it does not. The largest compensation element provided to the NEOs is composed of long-term equity awards tied to the Corporation’s stock price. Because the awards are staggered and subject to long-term vesting schedules, the committee believes TESCO’s NEOs are appropriately incentivized to create sustainable shareholder value.

Accordingly, in considering the mix of compensation elements, the Compensation Committee considers both the amount and form of the compensation. The committee seeks to achieve the appropriate balance between immediate cash rewards and long-term financial incentives for the achievement of both annual and long-term financial and non-financial objectives.

Depending on TESCO’s and an individual executive’s performance, the Compensation Committee expects (i) that base salary would generally be below or at a median level in comparison to the peer group, (ii) that bonus compensation would be at a median level or above target, with the opportunity to earn up to the 75th percentile (compared with the peer group) based on performance, and (iii) that long-term equity-based incentives would be between median and a 75th percentile level. The Compensation Committee believes that rewarding top performers with a combination of higher than median, performance based cash bonuses and long-term equity-based incentives will align individual interests to the achievement of our financial and operational objectives. An analysis by Mercer indicates that in 2012 the target total direct compensation for the Corporation's NEOs was generally near the median of the peer group.

The mix of compensation elements for other officers, managers, and employees will depend on the level of the position. However, the final mix of base salary, annual bonus, and long term equity-based incentives is not set solely by reference to peer group measurements. Rather, the Compensation Committee seeks to fit compensation to an executive officer’s specific performance in the achievement of TESCO’s objectives. Regular meetings of the Board and the Compensation Committee are scheduled in advance and Compensation Committee meetings generally precede Board meetings. The Compensation Committee may review or adjust compensation, or make awards, at any time during the year in response to new appointments, promotions, or for other reasons.

Compensation Elements

In order to balance short- and long-term incentives, we compensate our executive officers with (i) a competitive base salary, (ii) an annual short-term, non-equity performance bonus, and (iii) the award of equity-based long-term compensation. Executive officers may also participate with other employees in share purchases pursuant to our Amended and Restated Employee Stock Savings Plan (“ESSP”) and in other benefit programs, such as the 401(k) savings program, and life, health, and disability plans. Please refer to “Summary Compensation Table” below. Our ESSP was approved by shareholders at our 2007 Annual General and Special Meeting, and a copy was filed as Exhibit 10.27 to our Annual Report on Form 10-K for the year ended December 31, 2012. ESSP participants are entitled to set their voluntary contributions at a level of up to 7.5% of their earnings, but executive officers may make contributions at a greater dollar level than other employees as a function of their generally higher base salaries. The six executive officers are eligible, as are all ESSP participants, for a matching contribution of up to 4% of their base salaries. Those corporate officers who are U.S. employees do not receive matching contributions in TESCO’s 401(k) program, as other U.S. employees do. This structure was designed to increase corporate officer ownership in TESCO stock, further aligning management interests with those of shareholders.

In setting compensation for 2012 and 2013, the Compensation Committee generally considered the results of the shareholder say-on-pay votes and the following with respect to each element:

Base Salary.

In determining base salaries, the Compensation Committee considered compensation survey data, individual performance, position, and succession capacity. While peer group data provided useful guidance, the Compensation Committee gave greater weight to its assessment of the value of an executive officer’s position to TESCO and to the market demand for the executive. Base salaries for a calendar year are generally expected to be set during the prior year's fourth quarter. However, the Compensation

Committee and the Board may review or adjust compensation, or make awards, at any time during a year in response to new appointments, promotions or changes in market conditions.
Short-Term Non-Equity Incentives.
In setting short-term incentive plan compensation (“STIP”) ranges, the Compensation Committee considered compensation survey data, individual performance, position, and succession potential. In setting STIP targets, the Compensation Committee considered for 2012 (i) earnings (net income or loss) available to common shareholders before interest expense, income tax expense, non-cash stock compensation, non-cash impairments, depreciation and amortization and other non-cash items (“Adjusted EBIDTA”) and (ii) individual performance. STIP payments based on prior year’s performance are finalized during the first quarter of the following year and paid no later than March 15 of that year. In 2013, operating income replaces Adjusted EBITDA.
Payments are made based upon a combination of corporate-wide objectives and individual objectives. In some cases the individual goals will require the executive to manage other employees to achieve the goal while in other cases the executive himself must meet the objective. Each year the NEOs share at least one financial target. For 2012 , the common financial targets were (i) earnings per share ("EPS") and (ii) Adjusted EBITDA. Adjusted EBITDA is not a measure of performance calculated in accordance with U.S. generally accepted accounting principles. For 2013, the common financial targets are: (i) operating income, (ii) operating margin, (iii) keeping corporate SG&A, overhead, and research and development costs below a certain percentage of revenue, and (iv) reducing the accounting receivable days sales outstanding ("DSO").
EPS is used as a metric for the STIP multiplier because it: (i) reflects a company's operating performance, as well as effects of key investing and financing decisions; (ii) it is an easily understood, widely used measure of profitability; and (iii) it is a key metric followed by industry analysts and key investors. Operating Income will be used as a measure of operating performance in 2013 because the Compensation Committee believes it to be an appropriate metric that is more readily understood and tracked by the Company's employees than Adjusted EBITDA.

In each case, the target objectives are derived from the Corporation’s annual plan, as approved by the Board. The objectives and target STIP awards are designed to be achievable, but not without substantial effort and management skill on the part of the executive. Executives will not receive their maximum STIP awards without exceptional performance by both the Corporation and the executives.  For the 2012 fiscal year, the Corporation's performance included meeting the Adjusted EBIDTA target, the earnings per share target, and the individual objectives. To the extent a goal is not met in its entirety, the portion of bonus compensation attributed to that goal would be reduced. The Compensation Committee is responsible for assessing performance against those objectives in determining the level of STIP payout. Our Short-Term Incentive Plans for 2013 and 2012 were filed as Exhibits 10.31 and 10.30 to our Annual Report on Form 10-K for the year ended December 31, 2012.

Long-Term Equity-Based Incentives.

Under the terms of our Incentive Plan, the Board may award various equity-based incentives to eligible directors, officers, employees, and certain other persons. This component of our compensation is referred to as Long-Term Incentive Program (“LTIP”) compensation. Under the Incentive Plan, 10% of our issued and outstanding Common Shares are authorized for the grant of equity incentive awards. As described further below, the Board has issued stock options, RSUs, and PSUs under the Incentive Plan to NEOs. Using a mix of options, RSUs, and PSUs allows the Corporation to offer a compensation package that broadly aligns short-, medium-, and long-term goals of the executives with those of the Corporation. The mix of awards has varied from year to year depending on various factors described below. The Committee may modify the split of equity awards in the future based on market conditions and annual needs of the Corporation.
Performance Stock Units (“PSUs”): The goal of PSUs is to align the interests of a recipient to the interests of shareholders by providing a long-term metric against which to measure management performance. Performance measures for PSUs are set by the Compensation Committee. The payout of each PSU is determined on the date of vesting and is calculated by multiplying the value of TESCO common shares on that date by a multiplier (which may be greater than or less than 100%). The multiplier is based upon a performance objective formula that is determined when the PSU is first granted. There will be no payout when threshold performance is not met. Under the 2012 PSU program, fifty percent (50%) of the target number of PSUs to NEOs and select managers is contingent upon the one-year relative total shareholder return (“TSR”) of TESCO compared to its peer group. The other fifty percent (50%) of the target number of PSUs is contingent upon TESCO's one-year operating income percentage (OI%) as compared to TESCO's annual budget. The relative TSR metric is based on the year-over-year change in TSR for TESCO and its peers, calculated using the average closing prices for the month of December. The 2012 PSU Program allows for the Compensation Committee to exercise negative discretion in extreme cases. The OI% metric is based on a global target or a local target depending on the recipient's position and responsibilities. The 2012 and 2013 PSU Programs allow for adjustments to the OI% goal in certain instances (e.g. major acquisition, divestiture, and similar other circumstances). The target number of PSUs awarded shall be adjusted positively or negatively based on TESCO's relative TSR performance and OI% over the one-year performance period. Payout multiples range from 0x to 1.5x target for each type of PSU. In all circumstances, the one-year performance period is followed by an additional two-year time-based vesting period. For NEOs and select managers, the number of PSUs earned at the end of a one-year performance period is “locked in.” The final value realized by the recipient is contingent upon TESCO's stock price performance over the additional two-year time-based vesting period with payouts made in shares at the end of the third year.

Stock Options and Restricted Stock Units (“RSUs”): Stock option and RSU awards granted under our Incentive Plan generally vest in three annual installments. Stock option awards expire no later than seven years from the date of grant. Vested stock options may be exercised for a period of ninety days after termination of employment. Unvested incentive awards are forfeited upon termination of employment. The exercise price of options granted is set at the average of the high and low prices on the U.S. exchange where our shares are traded on the date of grant. Stock option grants (including grants made at other times or with respect to new hires or promoted employees) are not made effective during blackout periods. At December 31, 2012, we had approximately 672,485 shares available for future grants.

Generally, the level of LTIP compensation is expected to increase in relation to an executive officer’s responsibilities. The Compensation Committee considers the present value of equity awards granted annually to executive officers, as well as market data provided by Mercer. Awards may be granted at any Board or Compensation Committee meeting. However, with respect to continuing employees and executives who are not receiving a grant due to promotion to a new position, such annual grants were made contemporaneously with our annual general meeting prior to November 2008. Our general practice is to make annual awards to directors, officers and other employees at the same time. Since November 2008, with one exception, the Board and Compensation Committee granted annual awards in the fourth quarter and we expect future annual awards to be made during that quarter.

Despite strong performance and continuing retention concerns, no annual long-term incentive awards were granted in 2011 as the Board deferred such awards while it (i) considered the 2011 say-on-pay results and (ii) consulted with its independent compensation consultant, Mercer, to examine arrangements to enhance the alignment of pay with performance. This yielded a new long-term incentive program which was adopted by the Board in December 2011. Following the adoption of this new program, and as anticipated and disclosed in our previous proxy statement, the Board approved two (2) “annual” long-term equity incentive grants in 2012. The first, in May 2012, is considered by the Board to be the deferred 2011 “annual” long-term equity incentive awards that normally would have been made in November 2011. The second grant, in November 2012, is considered to be the 2012 “annual” long-term equity incentive awards, a return to the Corporation's established practice of granting long-term equity incentive grants in November. The Board considered the results of the 2011 and 2012 say-on-pay results when making these grants.

Compensation for 2012

Base Salary.

The 2012 base salaries for our NEOs are shown below, under “Summary Compensation Table.”

Non-Equity Incentive Compensation.

In 2012, 50% of the potential STIP bonus was driven by achieving an Adjusted EBITDA target between the threshold of $102 million and the target of $135 million set forth by the Corporation’s internal plan. In 2012, Adjusted EBITDA was $111.3 million. Both the target and the achieved Adjusted EBITDA were calculated excluding the sale of the Casing Drilling business to the Schlumberger Group. All NEOs partially achieved this portion of their potential award. The other 50% of each NEO's potential award was based on meeting individual performance goals.

Individual Performance Goals Achieved:

•
Mr. Quintana met threshold targets for: (i) operating income, (ii) operating margin, (iii) service quality, (iv) the commercialization of certain new product and service technologies, and (v) QHSE achievements.

•
Mr. Kayl met threshold targets for: (i) operating income, (ii) operating margin, (iii) year-on-year operating income fall through, and (iv) corporate general and administrative expense (“G&A expense”) as a percentage of revenue.

•	Mr. Assing met threshold targets for: (i) operating income, (ii) operating margin, (iii) QHSE achievements, and (iv) year-on-year operating income fall through.

•
Mr. Foster met threshold targets for: (i) operating income, (ii) operating margin, (iii) service quality, (iv) the commercialization of certain new product and service technologies, (v) QHSE achievements, and (vi) year-on-year operating income fall through.

•
Mr. Ferris met threshold targets for : (i) operating income, (ii) operating margin, (iii) the commercialization of certain new product and service technologies, and (iv) G&A expense as a percentage of revenue.

The 2012 STIP multiplier ranged from 1.0 up to 2.0 depending on the Corporation’s final 2012 EPS achieving $1.07 to $1.56 as per the Corporation's internal plan. The actual multiplier was 1.24 based on the final diluted EPS of $1.27. Both the target and the achieved EPS were calculated excluding the sale of the Casing Drilling business to the Schlumberger Group.

	Adjusted EBITDA Achieved(1)	+	Individual Performance Goals(1)	=	Award(1)	x	EPS Multiplier	=	Actual Award(1)	Target Award(1)	Maximum Potential Award (1)
Julio M. Quintana	23	+	37	=	60		1.24	=	75	100	200
Robert L. Kayl	16	+	18	=	34	x	1.24	=	42	70	140
Fernando R. Assing	16	+	13	=	30	x	1.24	=	37	70	140
Jeff L. Foster	12	+	16	=	27	x	1.24	=	34	50	100
Dean Ferris	12	+	18	=	30	x	1.24	=	37	50	100
(1) Stated as a percentage of 2012 base salary, except for Mr. Quintana whose 2011 base salary of $525,000 is used, and rounded to the nearest percentage point.

Long Term Equity-Based Incentives.

Two (2) “annual” long-term equity incentive grants were made in 2012. The first, in May 2012, is considered by the Board to be the deferred 2011 “annual” long-term equity incentive awards that normally would have been made in November 2011. The second grant, in November 2012, is considered to be the 2012 “annual” long-term equity incentive awards, a return to the Corporation's established practice of granting long-term equity incentive grants in November. The Board anticipates a single "annual" grant in 2013 to occur during the fourth quarter.

See "Grants of Plan-Based Awards for 2012" for a summary of the long term equity-based incentives granted to our NEOs in 2012.

Compensation Approach for 2013

In determining the equity component of 2013 compensation, the Compensation Committee considered the 2012 say-on-pay results. After discussions with its outside consultant, Mercer, and the analysis of several compensation models, the committee deemed it in the best interests of the Corporation to continue with the 2012 compensation model. For the 2012 and 2013 compensation cycle LTIP awards, the Compensation Committee determined a mix of 30% stock options, 30% RSUs, and 40% PSUs. In determining the mix of equity awards, the Compensation Committee increased the amount of awards at-risk (from 50% in 2011 to 70% in 2012 and 2013) in order to enhance the alignment of pay to performance.

For the 2013 STIP program, 50% of the potential STIP bonus will be related to a Operating Income target set by the committee. The 2013 STIP multiplier will range from 1.0 up to 2.0 depending on the Corporation’s final 2013 EPS. The Board reserves the right to make no STIP payments under the program in the event the Corporation has negative earnings for 2012. Mr. Quintana’s target STIP award is 100% of his base salary, and his maximum award is 200%. The target STIP award for the chief financial officer, currently Mr. Kayl, is tentatively approved as 70% of his or her base salary and a maximum award of 140%. Mr. Assing's target STIP award is 70% of his base salary and his maximum award is 140%. Mr. Foster’s target STIP award is 50% of his base salary and his maximum award is 100%. Mr. Ferris’ target award is 50% of his base salary and his maximum award is 100%. In 2013, the NEOs share several of the same individual objectives including targets related to the following : EPS, operating margin, operating income, quality, HSE, tubular service margins, inventory, corporate G&A expense overhead expense, research and development expenses, and DSO.  In addition, each individual executive may have additional job specific objectives that are not shared by the full executive team.

Minimum Equity Ownership Policy

Under the Board's Minimum Equity Ownership Policy, the TESCO stock ownership guidelines for non-employee directors and certain executive officers are as follows:

Positions	Stock Ownership Guidelines
Non-Employee Directors	3 times annual retainer
Chief Executive Officer	3 times base salary
Chief Financial Officer; Chief Operating Officer	2 times base salary
All Other Senior Vice Presidents	1 times base salary

The guidelines regarding equity ownership include direct and indirect beneficial ownership, as well as exercising control or direction over common shares of the Corporation and RSUs as at December 31, 2012. As a transition measure, persons subject to the equity ownership guidelines have five years from the date of appointment to accumulate the minimum holdings under the guidelines, with the expectation that fifty percent (50%) of the ownership would be achieved by the end of the third year. In addition, specific arrangements may, on a case-by-case basis, be made for non-employee directors when a qualified candidate might be precluded from serving due to these requirements.

So long as an officer or director subject to these guidelines is not currently meeting the applicable equity ownership listed above (whether by reason of the number of shares acquired or a change in the value of the Corporation’s stock), he or she is expected to retain at least 75% of any shares issued upon vesting or exercise of an award under the Corporation’s Incentive Plan, net of those shares sold to meet tax obligations in respect of such vesting or exercise. Officers and directors not meeting this expectation are asked and expected to explain their particular circumstances to the Board and demonstrate a plan to meet the guidelines.

If an individual is both a director and a senior executive officer, the individual is required to satisfy the equity ownership guidelines for senior executive officers. As of the date of this report, all covered non-employee directors and officers are in current compliance with this policy.

Insider Trading and Speculation in TESCO Stock
The Corporation has well established policies which prohibit our officers, directors and employees from purchasing or selling our securities while in possession of material, nonpublic information or otherwise using such information in any manner that would violate applicable laws and regulations.
To align the economic risk of stock ownership of management and shareholders, our Insider Trading and Reporting Policy prohibits all employees and their immediate family from directly or indirectly speculating in TESCO stock, including the sale or purchase of puts, calls, options of TESCO stock or other derivative securities based on TESCO stock. Directors, officers, and certain key employees are further prohibited from (i) engaging in any type of hedging activity which is intended to offset the economic value of any direct or indirect interest of such person in TESCO securities, or (ii) pledging TESCO stock as collateral for loans.

Impact of Accounting and Tax Treatment

Section 162(m) of the Internal Revenue Code of 1986 as amended places a limit of $1,000,000 on the amount of compensation that may be deducted by the Corporation for U.S. tax purposes in any year with respect to our Chief Executive Officer and other “covered executives,” unless the compensation is “performance-based compensation” as described in Section 162(m) and the related regulations, as well as pursuant to a plan approved by TESCO’s shareholders. Although certain portions of the compensation paid to such executives may qualify for deductibility under Section 162(m), we did not consider deductibility under Section 162(m) as a material factor in designing compensation awards. Rather, we believe our interests are best served by designing our compensation arrangements to be competitive and to reward contributions to the achievement of our financial and non-financial goals.

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option pricing model in accordance with applicable accounting standards. Once the fair value of each award is determined, the related compensation expense is recognized in our financial statements ratably over the vesting period.

Compensation Committee Report

This report shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act of 1933 or the Exchange Act or incorporated by reference in any document so filed.

We, the Compensation Committee of the Board, have reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) within the Executive Compensation section of this Proxy Statement with the management of the Corporation. Based on such review and discussion, we are of the opinion that the executive compensation policies and plans provide appropriate compensation to properly align TESCO’s performance and the interests of its shareholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short- and long-term. Accordingly, we have recommended to the Board that the CD&A be included as part of this Proxy Statement.

SUBMITTED BY THE COMPENSATION COMMITTEE
OF THE TESCO CORPORATION BOARD OF DIRECTORS
Gary L. Kott, Chair
John U. Clarke
Fred J. Dyment
R. Vance Milligan, Q.C., ICD.D
Michael W. Sutherlin

SUMMARY COMPENSATION TABLE

The following table shows the compensation paid by TESCO for the fiscal year ended December 31, 2012 to the Chief Executive Officer, the Chief Financial Officer, and the next three most highly compensated executive officers (the "NEOs"). All compensation is presented as of December 31, 2012.  Julio Quintana is also a director but receives no compensation in that capacity.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
Julio M. Quintana	2012	540,750	—	2,015,024	865,867	392,500	21,900	(4)	3,836,041
President and CEO	2011	525,000	—	—	—	651,000	23,809	(5)	1,199,809
	2010	520,385	—	723,072	742,016	684,000	21,531	(6)	2,691,004
Robert L. Kayl	2012	309,100		382,723	162,140	128,700	13,166	(7)	995,829
SVP and CFO	2011	299,231	—	—	—	273,000	13,303	(8)	585,534
	2010	277,885	—	241,248	246,884	238,200	11,914	(9)	1,016,131
Fernando R. Assing	2012	334,800	—	519,400	151,767	122,700	14,862	(10)	1,143,529
SVP and COO	2011	293,692	—	203,628	203,196	267,286	14,280	(11)	982,082
	2010	268,846	—	241,248	246,884	184,400	11,601	(12)	952,979
Jeffrey L. Foster	2012	309,000	—	392,781	172,869	104,900	13,718	(13)	993,268
SVP, Top Drive and Surface Products	2011	320,000	—	—	—	259,500	14,718	(14)	594,218
	2010	296,873	—	241,248	246,884	295,500	12,645	(15)	1,093,150
Dean Ferris	2012	283,300	—	431,773	186,198	104,300	12,782	(16)	1,018,353
SVP, General Counsel and Corporate Secretary	2011	275,000	—	—	—	220,000	17,500	(17)	512,500
	2010	271,250	—	241,055	235,800	80,600	31,770	(18)	860,475

(1)
Aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  A discussion of the assumptions underlying the calculation can be found in Note 10 – Shareholders' equity and stock-based compensation in our Form 10‑K for the fiscal year ended December 31, 2012.

(2)	Represents amounts earned under the STIP program. Actual payments are made in March of the following year.

(3)	Includes employer matching payments from the ESSP, life insurance premiums, spousal personal travel, annual physical exams, and other payments as detailed below.

(4)	Includes (a) $21,000 in ESSP matching contributions and (b) life insurance premiums.

(5)	Includes (a) $21,000 in ESSP matching contributions; (b) life insurance premiums; (c) spousal personal travel; and (d) an annual physical exam.

(6)	Includes (a) $20,631 in ESSP matching contributions; and (b) life insurance premiums.

(7)	Includes (a) $12,266 in ESSP matching contributions and (b) life insurance premiums.

(8)	Includes (a) $11,908 in ESSP matching contributions; (b) life insurance premiums; and (c) an annual physical exam.

(9)	Includes (a) $11,031 in ESSP matching contributions; and (b) life insurance premiums.

(10)	Includes (a) $13,287 in ESSP matching contributions; (b) life insurance premiums; and (c) spousal personal travel.

(11)	Includes (a) $11,477 in ESSP matching contributions; (b) life insurance premiums; (c) spousal personal travel; and (d) an annual physical exam.

(12)	Includes (a) $10,708 in ESSP matching contributions; and (b) life insurance premiums.

(13)	Includes (a) $13,163 in ESSP matching contributions; (b) life insurance premiums; and (c) an annual physical exam.

(14)	Includes (a) $12,000 in ESSP matching contributions; (b) life insurance premiums; (c) spousal personal travel; and (d) an annual physical exam.

(15)	Includes (a) $11,750 in ESSP matching contributions; and (b) life insurance premiums.

(16)	Includes (a) $11,243 in ESSP matching contributions; (b) life insurance premiums; and (c) an annual physical exam.

(17)	Includes (a) 11,000 in ESSP matching contributions; (b) life insurance premiums; and (c) $5,600 in relocation expense reimbursement.

(18)	Includes (a) $7,688 in ESSP contributions, (b) life insurance premiums, and (c) $23,482 in relocation expense reimbursement.

Narrative of Disclosure to Summary Compensation Table
And Grants of Plan-Based Awards Table

Non-Equity Incentive Plan

    Our 2012 short-term incentive program provides for annual bonus payments to the NEOs and other eligible employees based on EPS, Adjusted EBITDA, and individual performance. A more detailed discussion of our short-term incentive plan and the performance objectives established under it for fiscal year 2012 is set forth in the “Compensation Discussion and Analysis” above. Short term incentive plan awards are included in the “Non-Equity Incentive Plan” column of the Summary Compensation and the Grants of Plan-Based Awards tables.

Performance Stock Units

PSUs are restricted stock with a performance component and that vest two years after a one-year measurement period (e.g. PSUs issued in November 2012 measure performance from January 1, 2013 through December 31, 2013 and vest December 31, 2015). The payout of each PSU is determined on the date of vesting by multiplying the value of our common shares on that date times a multiplier (which may be greater than or less than 1). The multiplier is based upon a performance objective formula that is determined when the PSU is originally granted and is "locked-in" at the conclusion of the performance period. There is no payout when threshold performance is not met. If the target performance hurdle is met, 100% of target payout is provided. If the stretch performance hurdle is met, 150% of target payout is paid. Intermediate numbers are interpolated. There is potential for 150% of the target payout to be paid if the maximum performance hurdle is met. PSU awards are included in the “Stock Awards” column of the Summary Compensation Table. PSUs were granted in 2012 but not in 2010 or 2011.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2012

		Estimated Future Payouts Range Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold	Target	Maximum	or Units(#)	Options(#)	Awards	Awards(2)
Julio M. Quintana	—	—	$556,973	$1,113,946	—	—	—	—
	5/10/2012	—	—	—	76,300	65,900	$14.19	$1,630,728
	11/8/2012	—	—	—	86,100	74,400	$10.03	$1,250,163
Robert L. Kayl	—	—	$222,861	$445,722	—	—	—
	5/10/2012	—	—	—	25,500	22,000	$14.19	$544,863
Fernando R. Assing	—	—	$255,452	$510,905	—	—	—	—
	5/10/2012	—	—	—	11,000	—	__	$171,820
	11/8/2012	—	—	—	34,400	29,700	$10.03	$499,347
Jeffrey L. Foster	—	—	$159,135	$318,270	—	—	—	—
	5/10/2012	—	—	—	10,500	9,000	$14.19	$223,905
	11/8/2012	—	—	—	11,800	10,200	$10.03	$171,360
	12/11/2012	—	—	—	11,200	9,700	$10.38	$170,385
Dean Ferris	—	—	$145,900	$291,799	—	—	—	—
	5/10/2012	—	—	—	15,300	13,200	$14.19	$326,975
	11/8/2012	—	—	—	20,000	17,400	$10.03	$290,996

(1)
Represents amounts available under the 2013 STIP, which were approved in December 2012. Amounts earned under the 2012 STIP by the named executive officers are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)
Aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  A discussion of the assumptions underlying the calculation can be found in Note 10 – Shareholders' equity and stock-based compensation in our Form 10-K for the fiscal year ended December 31, 2012.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)(5) (6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)(4)
Julio M. Quintana	50,000	—	18.74	5/18/2013	—	—	—	—
	28,600	—	23.98	3/14/2014	—	—	—	—
	23,800	—	25.38	2/28/2015	—	—	—	—
	50,000	—	36.21	6/6/2015	—	—	—	—
	109,200	—	7.51	11/18/2015	—	—	—	—
	131,800	—	10.38	11/19/2016	—	—	—	—
	71,732	35,868	13.64	11/9/2017	—	—	—	—
	—	65,900	14.19	5/10/2019	—	—	—	—
	—	74,400	10.03	11/8/2019	—	—	—	—
	—	—	—	—	87,734	978,234	—	—
	—	—	—	—	—	—	92,800	1,034,720
Robert L. Kayl	14,000	—	18.74	5/18/2013	—	—	—	—
	3,900	—	23.98	3/14/2014	—	—	—	—
	4,800	—	25.38	2/28/2015	—	—	—	—
	11,000	—	31.71	8/18/2015	—	—	—	—
	32,000	—	7.51	11/18/2015	—	—	—	—
	38,700	—	10.38	11/19/2016	—	—	—	—
	23,932	11,968	13.64	11/9/2017	—	—	—	—
	—	10,900	14.19	5/10/2019	—	—	—	—
	—	—	—	—	16,934	188,814	—	—
	—	—	—	—	—	—	14,600	162,790
Fernando R. Assing	21,500	—	9.65	5/14/2016	—	—	—	—
	35,100	—	10.38	11/19/2016	—	—	—	—
	23,932	11,968	13.64	11/9/2017	—	—	—	—
	9,566	19,134	14.34	8/10/2018	—	—	—	—
	—	29,700	10.03	11/8/2019	—	—	—	—
	—	—	—	—	30,301	337,856	—	—
	—	—	—	—	—	—	30,600	341,190
Jeffrey L. Foster	18,000	—	18.74	5/18/2013	—	—	—	—
	8,500	—	23.98	3/14/2014	—	—	—	—
	7,500	—	28.98	8/15/2014	—	—	—	—
	7,700	—	25.38	2/28/2015	—	—	—	—
	41,500	—	7.51	11/18/2015	—	—	—	—
	50,100	—	10.38	11/19/2016	—	—	—	—
	23,932	11,968	13.64	11/9/2017	—	—	—	—
	—	9,000	14.19	5/10/2019	—	—	—	—
	—	10,200	10.03	11/8/2019	—	—	—	—
	—	9,700	10.38	12/11/2019	—	—	—	—
	—	—	—	—	20,334	226,724	—	—
	—	—	—	—	—	—	19,200	214,080

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)(5) (6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)(4)

Dean Ferris	24,000	12,000	13.03	8/9/2017	—	—	—	—
	—	13,200	14.19	5/10/2019	—	—	—	—
	—	17,400	10.03	11/8/2019	—	—	—	—
	—	—	—	—	21,268	237,138	—	—
	—	—	—	—	—	—	20,200	225,230

(1)
All options vest one-third per year on each anniversary of their respective grant dates and expire on the seventh anniversary of their respective grant dates. Vested options may be exercised for a period of 90 days following termination of employment. Unvested options are forfeited upon termination of employment.

(2)	Exercise price converted from C$ based on the Bank of Canada noon exchange rate on the date of grant.

(3)
Total number of RSUs awarded to participant (multiple award dates except for Robert L. Kayl and Fernando R. Assing).  All RSUs vest one-third per year on each anniversary date of their respective grant dates and expire when fully vested.

(4)	Market Value is based on the average of the high and low prices of our common stock as reported by NASDAQ on December 30, 2012 ($11.15).

(5)	Total number of Performance Stock Units (PSUs) awarded to Participant. PSUs are of two types and were awarded on multiple dates to all NEOs, except Robert L. Kayl who received a single award.

(6)	Based on PSU target vesting value of 100%.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2012

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired at Vesting (#)	Value Realized at Vesting ($)
Julio M. Quintana	—	—	42,066	427,419
Robert L. Kayl	—	—	13,067	132,650
Fernando R. Assing	—	—	20,802	227,917
Jeffrey L. Foster	—	—	15,133	153,909
Dean Ferris	—	—	6,166	64,805

Potential Payments upon Termination or Change of Control

Potential Payments upon Termination

Pursuant to their employment agreements, each NEO would be entitled to certain benefits upon the termination of his employment. Such benefits depend upon the circumstances surrounding their terminations, which are described below:

•	Termination by us upon death, disability or retirement. Upon termination under these circumstances, each NEO is not entitled to any additional benefits under his employment agreement.

•
Termination by us for cause (as defined in each executive officer’s employment agreement), or resignation by the NEO without good reason (as defined in each executive officer’s employment agreement). Upon termination under these circumstances, no STIP payment for the year in which the termination occurs or severance payment shall be payable.

•
Termination by us without cause, or resignation by the NEO for good reason. Upon termination under these circumstances, each NEO shall be entitled to a severance payment equal to one times his base annual salary (two times in the case of

Mr. Quintana), plus a STIP payment. The NEO’s STIP payment for the year in which he is terminated would be calculated on the basis of a full year participation, meeting all requirements for a target bonus.
The table below sets forth the total estimated payments and benefits that would be paid to each NEO under his employment agreement as a result of the NEO’s termination of employment without cause or for good reason. The amounts shown assume termination of employment on December 31, 2012. However, the actual amounts that would be paid to the NEOs under each scenario can only be determined at the time of termination.

Name	Termination Without Cause or for Good Reason ($)(1)
Julio M. Quintana President and Chief Executive Officer	1,622,250
Robert L. Kayl Senior Vice President and Chief Financial Officer	525,470
Fernando R. Assing Senior Vice President and Chief Operating Officer	569,160
Jeffrey L. Foster Senior Vice President, Top Drive and Surface Products	463,500
Dean Ferris Senior Vice President, General Counsel and Secretary	424,950

(1)
The amounts shown do not include the value of vested stock options and incentive awards held by the NEOs as of December 31, 2012 because they had already been earned by the NEO and their vesting is not contingent on a termination of employment. See “Outstanding Equity Awards At December 31, 2012,” above.

Potential Payments upon a Change of Control

The employment agreements for our NEOs provide for certain benefits to be paid to them in the event of a “change of control,” defined as:

•
A change in ownership that occurs when one person or a group (as determined for the purposes of Internal Revenue Code Section 409A) acquires stock that, combined with stock previously owned, controls more than 50% of the value or voting power of the stock of the Corporation (incremental increases in ownership by a person or group that already owns fifty percent (50%) of the Corporation do not result in a change in ownership);

•
A change in effective control that occurs on the date that, during any 12-month period, either (x) any person or group acquires stock possessing more than 50% of the voting power of the Corporation, or (y) the majority of the board of directors of the Corporation is replaced by persons whose appointment or election is not endorsed by a majority of the Board of the Corporation prior to the date of the appointment or election; or

•
A change in ownership of a substantial portion of the assets that occurs on the date that a person or a group acquires, during any 12-month period, assets of the Corporation having a total gross fair market value equal to more than 50% of the total gross fair market value of all of the Corporation’s assets; provided, however, that there is no change in control event under this subsection when there is a transfer to: (w) a shareholder of the Corporation (immediately before the asset transfer) in exchange for or with respect to its stock; (x) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation immediately after the asset transfer; (y) a person, or more than one person acting as a group, that owns immediately after the asset transfer, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Corporation (Mr. Quintana’s agreement does not include this subsection (y)); or (z) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in item (y) within the meaning of Internal Revenue Code Section 409A. For the purposes of this paragraph (3) “gross fair market value” shall have the meaning as provided in Section 409A.

Pursuant to their respective employment agreements, the NEOs will receive the following in the event of a change of control if they are employed by TESCO on the date of such change of control (but with respect to Messrs. Kayl, Assing, Foster, and Ferris only if their employment is terminated by the Corporation other than for cause, disability or death, or if such executive’s employment is terminated by the executive for good reason, within 12 months of such change of control).

•
a cash amount equal to two times (three times in the case of Mr. Quintana) the employee’s annual cash compensation, which includes base salary and the maximum STIP payable for the year in which the change of control occurred, paid on the basis of a deemed 12 month calendar year participation. In Mr. Quintana’s case, some of this amount may be paid after a waiting period in compliance with Section 409A.

•	full acceleration of vesting of all of the NEO’s existing unvested equity-based awards; and

•	a lump sum amount equal to the cost of continuation of group health coverage under COBRA for a period of 18 months.

To receive the benefits upon a Change of Control, the affected NEO must pay any debts owed to the Corporation and must execute a release of liability in favor of the Corporation against any future employment-related claims.

If we had experienced a Change of Control as of December 31, 2012, we would have had to pay to the NEOs the following amounts:

Executive	Change of Control Payment ($)	Value of Accelerated Options ($) (1)	Value of Accelerated Performance Stock Units ($) (2)	Value of Accelerated Restricted Stock Units ($)	18 Mo. COBRA Benefit ($) (3)	280G Gross Up Payment ($) (4)	Total ($)
Julio M. Quintana (5)	4,772,250	582,302	1,034,720	978,234	30,763	2,090,289	9,488,558
Robert L. Kayl (6)	1,471,920	146,279	162,790	188,814	27,316	—	1,997,119
Fernando R. Assing (6)	1,599,651	92,541	341,190	337,856	27,218	820,776	3,219,232
Jeffrey L. Foster (6)	1,226,308	208,530	214,080	226,724	27,218	531,987	2,434,847
Dean Ferris(6)	1,128,730	19,488	225,030	237,138	27,316	562,003	2,199,705

(1)
The value of accelerated stock options upon a change of control has been calculated as the difference between the exercise price and the closing price of the shares on December 31, 2012, multiplied by the number of options vesting as a result of the change of control. Options with exercise prices above the market price on that date have not been taken into account.

(2)	The value of accelerated PSUs upon a change of control has been calculated assuming target performance.

(3)	Each NEO is entitled to a lump sum payment equal to the cost of 18 months COBRA coverage.

(4)
In the event of a change of control effective December 31, 2012, it is estimated that the payments under employment agreements with Messrs. Quintana, Kayl, Assing , Foster, and Ferris would be subject to an excise tax as “excess parachute payments” under Section 280G of the Internal Revenue Code. Under their agreements, the Corporation will pay Messrs. Quintana, Kayl, Assing , Foster, and Ferris each an additional amount sufficient to cover the excise tax triggered under Section 4999 of the Internal Revenue Code, as well as any applicable federal, state income and employment taxes that may apply to the additional amounts paid. These amounts are represented by the “280G Gross-Up Amounts” in the table.

(5)
Mr. Quintana would receive change of control payments if he was employed by the Corporation at the time a change of control occurred. The calculations are based on the assumption that the change of control was a "Change of Control Event" within the meaning of Treasury Regulation 1.409A-3(i)(5).

(6)
Messrs. Kayl, Assing, Foster, and Ferris would be entitled to change of control payments if their employment were terminated for good reason by the executive or without cause by the Corporation within 12 months of a change of control.

NON-EMPLOYEE DIRECTOR COMPENSATION

During 2012, directors of the Corporation who are not employees of the Corporation received an annual retainer of $35,000. In addition to the annual retainer for all non-employee directors, the following positions received retainers:

Position	2012 Position Retainer
Non-Executive Chairman	$35,000
Chair of the Audit Committee	$18,000
Chair of the Compensation Committee	$15,000
Chair of the Corporate Governance Committee	$10,000

Directors of the Corporation who were not employees of the Corporation received meeting fees of $2,000 per Board or committee meeting requiring personal attendance. They also received $1,000 per Board or committee meeting requiring attendance by telephone or an in-person meeting to which they were only able to attend by telephone. Directors are reimbursed for their reasonable travel expenses incurred to attend meetings in person. The non-employee directors do not receive any cash compensation other than that described by this paragraph. For 2013, the Board retainers and meeting fees are unchanged except for an increase to the Non-Executive Chairman Retainer to $70,000 and a new additional Non-Executive Chairman Annual Long Term Incentive Award of $35,000.

Directors are also entitled to participate in the Corporation’s Incentive Plan. RSUs and options both vest in three annual installments and the options expire seven years from the date of grant. Unvested incentive awards granted to a non-employee director will vest automatically upon any change of control (as defined in the Incentive Plan), or upon the death, disability, retirement, voluntary refusal to stand for reelection, or any other change in such non-employee director’s status other than removal of such director by shareholder action.

In 2012 the aggregate remuneration for all directors was $5,941,881, which includes total direct compensation to Julio Quintana, our President and Chief Executive Officer, of $3,814,141. Mr. Quintana receives no compensation in his capacity as a director. Under the Corporation's bylaws, the Corporation may not make any personal loan or extend credit to any director or officer of the Corporation. The compensation that our non-employee directors earned for serving on our Board for the fiscal year ending December 31, 2012 is outlined in the following table:

Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
Norman W. Robertson	104,000	106,267	102,824	313,091
John U. Clarke	79,000	91,959	88,782	259,741
Fred J. Dyment	86,000	91,959	88,782	266,741
Gary L. Kott	97,000	91,959	88,782	277,741
R. Vance Milligan, Q.C., ICD.D	85,000	91,959	88,782	265,741
John T. Reynolds	60,000	91,959	88,782	240,741
Michael W. Sutherlin (4)	50,462	91,959	88,782	231,203
Clifton T. Weatherford	92,000	91,959	88,782	272,741

(1)	Represents retainers and meeting fees earned in 2012. Includes Q4 2012 fees paid in Q1 2013. Does not include Q4 2011 fees paid in Q1 2012.

(2)	Column reflects the fair value of RSUs awarded in 2012 (multiple dates) calculated in accordance with FASB ASC Topic 718.

(3)	Column reflects the fair value of stock options awarded in 2012 (multiple dates) calculated in accordance with FASB ASC Topic 718.

(4)	Mr. Sutherlin rejoined the Board on March 8, 2012 and joined the Compensation Committee on May 9, 2012.

The table below shows the aggregate number of options awards outstanding for each non-employee director as of December 31, 2012 as well as the number of shares underlying option awards during 2012 and the grant date fair value of option grants made during 2012.

Director Option Awards

Name	Aggregate Number of Option Awards Outstanding as of December 31, 2012 (#)	Option Awards Made During 2012 (#)	Grant Date Fair Value of Option Awards Made During 2012 ($) (1)
Norman W. Robertson	64,100	17,700	102,824
John U. Clarke	20,200	14,900	88,782
Fred J. Dyment	61,300	14,900	88,782
Gary L. Kott	61,300	14,900	88,782
R. Vance Milligan, Q.C., ICD.D	61,300	14,900	88,782
John T. Reynolds	29,900	14,900	88,782
Michael W. Sutherlin	14,900	14,900	88,782
Clifton T. Weatherford	61,300	14,900	88,782

(1)	Column reflects the fair value of stock options awarded in May and November 2012, calculated in accordance with FASB ASC Topic 718.

Security Ownership of Management and Certain Beneficial Owners

For purposes of this proxy statement a “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (a) “voting power,” which includes the power to vote, or to direct the voting of, any class of our voting securities; and/or “investment power,” which includes the power to dispose, or to direct the disposition of, any class of our voting securities.

Security Ownership by Directors and Management

Listed in the following table and the notes thereto is certain information with respect to the beneficial ownership of our Common Shares as of April 2, 2013, by (i) each of our directors, (ii) each of our NEOs and (iii) all of our directors and executive officers as a group. Under the Board's Minimum Equity Ownership Policy, our directors and officers are required to own TESCO common stock in order to align their interests with those of other shareholders. Ownership of TESCO stock ties a portion of their net worth to the Corporation's stock price and provides a continuing incentive for them to work toward superior long-term stock performance. The address for all of our directors and officers is c/o Tesco Corporation, 3993 West Sam Houston Parkway North, Suite 100, Houston, Texas, United States 77043-1238.

Name of Shareholder	Number of Shares Beneficially Owned		Percent of Class(1)
Directors
Norman W. Robertson	102,198	(2)	*
John U. Clarke	21,131	(3)	*
Fred J. Dyment	92,698	(4)	*
Gary L. Kott	82,931	(5)	*
R. Vance Milligan, Q.C., ICD.D	73,198	(6)	*
Julio M. Quintana	732,224	(7)	1.9%
John T. Reynolds	6,900,497	(8)	17.7%
Michael W. Sutherlin	32,099	(9)	*
Clifton T. Weatherford	73,464	(10)	*
Named Executive Officers[15]
Robert L. Kayl	223,462	(11)	*
Fernando R. Assing	135,452	(12)	*
Jeffrey L. Foster	230,685	(13)	*
Dean Ferris	37,677	(14)	*
All directors and named executive officers as a group (13 persons)	8,737,716		22.4%

(1)
Percentages have been based on 38,948,932 Common Shares issued and outstanding at April 2, 2013. For purposes of computing the percentage of outstanding Common Shares held by any individual listed in this table, any Common Shares that such person has the right to acquire pursuant to the exercise of a stock option and the settlement of RSUs that are exercisable or will vest within 60 days of April 2, 2013 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The symbol (*) denotes less than one percent (1%).

(2)
Includes (i) 44,566 Common Shares held by Mr. Robertson and (ii) 47,632 Common Shares issuable upon exercise of stock options and the settlement of RSUs held by Mr. Robertson that are exercisable or will vest within 60 days of April 2, 2013.

(3)
Includes (i) 15,866 Common Shares held by Mr. Clarke and (ii) 5,265 Common Shares issuable upon exercise of stock options and the settlement of restricted stock units held by Mr. Clarke that are exercisable or will vest within 60 days of April 2, 2013.

(4)
Includes (i) 35,066 Common Shares held by Mr. Dyment and (ii) 47,632 Common Shares issuable upon exercise of stock options and the settlement of restricted stock units held by Mr. Dyment that are exercisable or will vest within 60 days of April 2, 2013.

(5)
Includes (i) 25,299 Common Shares held by Mr. Kott and (ii) 47,632 Common Shares issuable upon exercise of stock options and the settlement of restricted stock units held by Mr. Kott that are exercisable or will vest within 60 days of April 2, 2013.

(6)
Includes (i) 19,566 Common Shares held by Mr. Milligan and (ii) 45,632 Common Shares issuable upon exercise of stock options and the settlement of restricted stock units held by Mr. Milligan that are exercisable or will vest within 60 days of April 2, 2013.

(7)
Includes (i) 184,226 Common Shares held by Mr. Quintana directly and through his ESSP accounts and (ii) 497,998 Common Shares issuable upon exercise of options held by Mr. Quintana that are exercisable or will vest within 60 days of April 2, 2013.

(8)
Includes 6,877,799 held by LRP V Luxembourg Holdings S.à r.l. Mr. Reynolds may be deemed to be a 10% holder based on his status as Managing Director of Lime Rock Management LP. Lime Rock Management LP provides certain services for the benefit of funds it manages, one of which is Lime Rock Partners V, L.P., the sole shareholder of LRP V Luxembourg Holdings S.à r.l. LRP V Luxembourg Holdings S.à r.l. is the record owner of the shares reported as indirectly beneficially owned. Mr. Reynolds disclaims beneficial ownership in the shares. Also includes (i) 5,066 shares received by Mr. Reynolds upon settlement of restricted stock units and (ii) 17,632 common shares issuable upon exercise of stock options and the settlement of restricted stock units held by Mr. Reynolds that are exercisable or will vest within 60 days of April 2, 2013.

(9)
Includes (i) 28,600 Common Shares held by Mr. Sutherlin and (ii) 3,499 Common Shares issuable upon exercise of stock options and the settlement of restricted stock units held by Mr. Sutherlin that are exercisable or will vest within 60 days of April 2, 2013.

(10)
Includes (i) 15,833 Common Shares held by Mr. Weatherford and (ii) 47,631 Common Shares issuable upon exercise of stock options and the settlement of restricted stock units held by Mr. Weatherford that are exercisable or will vest within 60 days of April 2, 2013.

(11)
Includes (i) 70,164 Common Shares held by Mr. Kayl directly and through his ESSP account and (ii) 139,298 Common Shares issuable upon exercise of stock options held by Mr. Kayl that are exercisable or will vest within 60 days of April 2, 2013.

(12)
Includes (i) 45,354 Common Shares held by Mr. Assing directly and through his ESSP account and (ii) 90,098 Common Shares issuable upon exercise of stock options and the settlement of restricted stock units held by Mr. Assing that are exercisable or will vest within 60 days of April 2, 2013.

(13)
Includes (i) 50,953 Common Shares held by Mr. Foster directly and through his ESSP account and (ii) 161,732 Common Shares issuable upon exercise of stock options held by Mr. Foster that are exercisable or will vest within 60 days of April 2, 2013.

(14)
Includes (i) 7,111 Common Shares held by Mr. Ferris directly and through his ESSP account and (ii) 30,566 Common Shares issuable upon exercise of stock options held by Mr. Ferris that are exercisable or will vest within 60 days of April 2, 2013.

(15)	Excludes Mr. Quintana who is included herein as a director.

EQUITY COMPENSATION PLAN INFORMATION AT DECEMBER 31, 2012

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#) (c)
Equity compensation plans approved by security holders	2,162,588 (1)	14.22 (2)	672.485 (3)(4)
Equity compensation plans not approved by security holders	—	—	—
Total	2,162,588 (1)	14.22 (2)	672,485 (3)(4)

(1)
An additional 612,080 shares were reserved for restricted stock units and 445,650 shares were reserved for performance stock units outstanding at December 31, 2012. Restricted stock units ("RSUs") settle on a 1:1 ratio. Performance stock units ("PSUs") may settle at a multiplier between 0 and 1.5 (depending on achievement of performance criteria).

(2)	Currently outstanding RSUs and PSUs may be settled in cash or shares on vesting at the option of the Corporation.

(3)
Net of additional awards listed in note (1) above. Under the terms of our Incentive Plan, 10% of our outstanding Common Shares are authorized for the grant of equity incentive rewards to eligible directors, officers, employees and other persons.

(4)	Includes shares reserved for a specified use: 423,489 shares for issuance under the Company's ESSP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Listed in the following table and the notes thereto is certain information with respect to the beneficial ownership of our Common Shares as of April 2, 2013, by the persons known to us to be the beneficial owners of five percent or more of our Common Shares. To our knowledge, other than as set forth in the table below, there are no persons owning more than five percent of any class of our voting securities. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Percentages calculated based on Shares Issued and Outstanding at April 2, 2013:  38,948,932.

Name and Address of Shareholder	Number of Shares Beneficially Owned		Percent of Class
LRP V Luxembourg Holdings S.à r.l. c/o Lime Rock Management LP 274 Riverside Avenue Westport, CT 06680	6,877,799	(1)	17.7%
Royce & Associates, LLC 745 Fifth Ave. New York, New York 10019	3,700,708	(2)	9.5%

(1)
As reported on Schedule 13D/A as filed on January 19, 2010 with the Securities and Exchange Commission by LRP V Luxembourg Holdings S.à r.l. Lime Rock Management LP provides certain services for the benefit of funds it manages, one of which is Lime Rock Partners V, L.P., the sole shareholder of LRP V Luxembourg Holdings S.à r.l.

(2)
As reported on Alternative Monthly Report as filed on March 7, 2013 with the Canadian Securities Administrators on the System for Electronic Document Analysis and Retrieval (SEDAR) by Royce & Associates, LLC, a New York investment adviser company.

Section 16(a) Beneficial Ownership Compliance

Under the securities laws of the United States, TESCO’s directors, its executive officers, and any persons holding more than ten percent of a registered class of TESCO’s equity securities are required to report their ownership of TESCO’s Common Shares and other equity securities and any changes in that ownership to the SEC. Based solely upon a review of forms received by us and written representations of the reporting persons, we believe that all filing requirements applicable to TESCO’s officers, directors and greater than 10% stockholders have been met for the fiscal year ended December 31, 2012 with the exceptions of (i) Mr. Dean Ferris who delinquently filed one Form 4 due to a record keeping issue pertaining to shares owned prior to his employment as an executive officer of the company, and (ii) Mr. John T. Reynold and Mr. C. Thomas Weatherford who each delinquently filed one Form 4 due to technical difficulties with electronic filing software.

Certain Relationships and Related Transactions

SM Energy Company

Our President and Chief Executive Officer is a member of the Board of Directors of SM Energy Company (formerly known as St. Mary's Land and Exploration Company) (“SM Energy”). SM Energy is engaged in the exploration, development, acquisition and production of natural gas and oil in the U.S.  During 2012, SM Energy purchased approximately $0.6 million in tubular services from TESCO. We believe that the prices we charged SM Energy were on terms similar to those provided to other third parties.

Mr. John Reynolds, a non-employee member of our board of directors, is an affiliate of LRP V Luxembourg Holdings S.A. which holds more than 10% of the shares of Xtreme Drilling and Coil Services Corp. ("XTreme") and which is represented on XTreme's board of directors. Xtreme is an onshore drilling and coiled tubing services contractor engaged by exploration and production companies in the United States, Canada and international markets.  During 2012, Xtreme purchased approximately $0.3 million of top drive related parts and services from TESCO. We believe that the prices we charged Xtreme were on terms similar to those provided to other third parties.

Except as disclosed elsewhere in this proxy statement, no director, proposed director or executive officer of the Corporation or a subsidiary of the Corporation and no person who beneficially owns, or controls or directs, directly or indirectly, more than ten percent of the outstanding Common Shares (collectively, an “Informed Person”) and no proposed director of the Corporation or any associate or affiliate of any Informed Person or proposed director, had any material interest, direct or indirect, in any transaction since January 1, 2012 or in any proposed transaction that materially affects or would materially affect the Corporation or any of its subsidiaries.

Our Code of Business Conduct and Ethics provides that employees are to avoid situations or activities where their personal interests are, or may appear to be, in competition with or in opposition to TESCO’s interests. Employees are directed to disclose any potential conflicts of interest to a member of the executive management team. More specifically, employees may not engage, on TESCO’s behalf, in any transaction with a business in which the employee or a family member has an interest unless the employee has prior written approval from the executive management team or, if the employee is an officer or a director of TESCO, the Audit Committee of the Board.

Financial Statements for Fiscal Year 2012

At the Meeting, the consolidated financial statements of the Corporation for the year ended December 31, 2012 and the report of the auditors thereon will be presented. These consolidated financial statements are included in the 2012 Annual Report of the Corporation which has been mailed concurrently with this Proxy Statement to all shareholders. No formal action will be taken at the Meeting to approve the financial statements. If any shareholder has questions respecting the December 31, 2012 financial statements, the questions may be brought forward at the Meeting. We filed an Annual Report on Form 10-K with the SEC and SEDAR on March 4, 2013. Shareholders may obtain a copy of our Annual Report on Form 10-K, without charge, by writing to our Corporate Secretary at our principal executive offices located at 3993 West Sam Houston Parkway, Suite 100, Houston, Texas 77043-1238.

Shareholder Proposals

Any shareholder proposal to be presented at the Meeting must have been received at our principal offices located at 3993 W. Sam Houston Parkway N., Suite 100, Houston, Texas 77043-1238 and addressed to our Corporate Secretary no later than December 24, 2012 in order to be included in the proxy statement and form of proxy for the Meeting.

Pursuant to Rule 14a-8 under the Exchange Act, shareholder proposals to be presented at the 2013 annual meeting of the holders of common shares of the Corporation (the “2013 Meeting”) and in our proxy statement and form of proxy for the 2013 Meeting must be received by us at our principal executive offices and addressed to our Corporate Secretary not later than December 6, 2013 the date which is at least 120 days prior to April 3, 2014, the anniversary of the date of this Proxy Statement.  These proposals must comply with applicable Alberta law, the rules and regulations promulgated by the SEC and the requirements set forth by the Corporate Governance and Nominating Committee described in the “Statement of Corporate Governance” section of this proxy statement under the heading “Director Nominations.”  Unless we receive notice in the manner specified in this section, the proxy holders shall have discretionary authority to vote for or against any such proposal presented at the 2013 Meeting.

Indebtedness of Directors and Executive Officers

As of the date hereof, no director, proposed director or executive officer of the Corporation, or any associate of any such director, proposed director or executive officer is or has been, at any time since January 1, 2012, indebted to the Corporation, nor is or has been, at any time since January 1, 2012, any indebtedness of such persons been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or any of its subsidiaries. Under the Corporation's bylaws, the Corporation may not make any personal loan or extension of credit to a director or officer of the Corporation.

Interest of Certain Persons or Companies in Matters to Be Acted On

Except as otherwise disclosed herein, no Person has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in matters to be acted upon at the Meeting. For the purpose of this paragraph “Person” shall include each person: (a) who has been a director, executive officer or insider of the Corporation since the commencement of the Corporation's last completed fiscal year; (b) who is a proposed nominee for election as a director of the Corporation; or (c) who is an associate or affiliate of a person referred to in (a) or (b).

No Incorporation by Reference of Certain Portions of this Proxy Statement

Notwithstanding anything to the contrary set forth in any of our filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate information in this Proxy Statement, neither the Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such filings as provided by SEC regulations. In addition, this Proxy Statement includes certain website addresses intended to provide inactive, textual references only. The information on these websites shall not be deemed part of this Proxy Statement.

Additional Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC at 100 F Street, N.E., Washington, D.C. 20549 and with Canadian securities regulatory authorities. You may read and copy any reports, statements or other information we file at the SEC’s public reference rooms in Washington, D.C. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Our public filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at www.sec.gov, as well as at www.sedar.com. We make available on our website at www.tescocorp.com, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, press releases, charters for the committees of our Board, our Code of Business Conduct and Ethics and other company information, including amendments to such documents as soon as reasonably practicable after such materials are electronically filed or furnished to the SEC or otherwise publicly released. Such information will also be furnished upon written request to us at our corporate headquarters.

You should rely only on the information contained in this proxy statement to vote on each of the proposals submitted for shareholder vote. We have not authorized anyone to provide you with information that is different from what is contained in (or incorporated by reference into) this proxy statement. This proxy statement is dated April 3, 2013. You should not assume that the information contained in this proxy statement is accurate as of any later date.

By order of the Board of Directors,
Dean Ferris
Corporate Secretary
April 3, 2013

[Tesco Logo]	[Computershare Logo]
Mr. Sam Sample	9th Floor, 100 University Avenue
123 Samples Street	Toronto, Ontario M5J 2Y1
Sampletown SS X9X 9X9	www.computershare.com

Security Class COMMON
Holder Account Number C9999999999                                                                IND

Form of Proxy – Annual General Meeting to be held on May 9, 2013

This Form of Proxy is solicited by and on behalf of the Board of Directors and Management.

Notes to proxy

1.
Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2.
If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.

3.	This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.

4.	If this proxy is not dated, it will be deemed to bear the date on which it is mailed by the Board of Directors and Management to the holder.

5.
The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by the Board of Directors and Management.

6.
The securities represented by this proxy will be voted or withheld from voting, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7.	This proxy confers discretionary authority in respect of amendments to matters identified in the Notice of Annual General Meeting or other matters that may properly come before the meeting.

8.	This proxy should be read in conjunction with the accompanying documentation provided by the Board of Directors and Management.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS:

The proxy statement is available at
http://www.tescocorp.com/2013Proxy

Proxies submitted must be received by 2:30 p.m. (Central Time), on Wednesday, May 8, 2013.
VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

[Graphic] To vote Using the Telephone	[Graphic] To Vote Using the Internet	[Graphic] To Receive Documents Electronically

Call the number listed BELOW from	Go to the following web site:	You can enroll to receive future
A touch tone telephone.	www.computershare.com/proxy	securityholder communications
1-866-732-VOTE (8683) Toll Free		electronically, by visiting
www.computershare.com/eDelivery
And clicking on "eDelivery Signup"

If you vote by telephone or the Internet, DO NOT mail back this proxy.
Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.

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Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.

CONTROL NUMBER 123456

Mr. Sam Sample Number C9999999999 IND
Appointment of Proxyholder
I/We, being holder(s) of Tesco Corporation hereby appoint(s):		Enter the name of the person you are
Julio M. Quintana, President and Chief Executive Officer, or failing him,		appointing if this person is someone
Dean Ferris, Sr. Vice President, General Counsel and Corporate Secretary	OR	other than the foregoing _________

as my/our proxyholder with full power of substitution and to vote in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual General Meeting of Tesco Corporation to be held at The Woodlands Waterway Marriott Hotel & Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas, 77380, United States of America, on May 9, 2013 at 2:30 p.m. (Central Time) and at any adjournment thereof.

VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES.

1. Election of Directors

The Board and Management recommend that you vote FOR all of the nominees listed below.

Nominees:
1	John U. Clarke	FOR	WITHHOLD	ABSTAIN
2	Fred J. Dyment	FOR	WITHHOLD	ABSTAIN
3	Gary L. Kott	FOR	WITHHOLD	ABSTAIN
4	R. Vance Milligan, Q.C., I.CD.D	FOR	WITHHOLD	ABSTAIN
5	Julio M. Quintana	FOR	WITHHOLD	ABSTAIN
6	John T. Reynolds	FOR	WITHHOLD	ABSTAIN
7	Norman W. Robertson	FOR	WITHHOLD	ABSTAIN
8	Michael W. Sutherlin	FOR	WITHHOLD	ABSTAIN

2. Appointment of Auditors

Appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as Auditors of the Corporation for the ensuing year and authorization of the Directors to fix their remuneration.

FOR                      WITHHOLD

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3. Approval of 2012 Named Executive Officer Compensation

Non-binding advisory vote to approve the 2012 named executive officer compensation.

The Board and Management recommend that you vote FOR the proposal.

FOR                      AGAINST                      ABSTAIN

To vote in the Proxyholder's discretion upon amendments or variations to the matters identified in the Notice of Annual General Meeting set forth in the Proxy Statement and any other business which may properly come before the meeting or any adjournment thereof.

None of these proposals are related to or conditioned upon the approval of any other matter or proposal. All of these proposals are being proposed by the Board of Directors and Management.

Authorized Signature(s) - This section must be completed
For your instructions to be executed.

If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this VIF with signing capacity stated.	Signature(s) ________________________	Date ____ /____ / ______

Interim Financial Statements.	Annual Report

Mark this box if you would like to receive interim financial statements and accompanying Management's Discussion and Analysis by mail.	Mark this box if you would NOT like to receive Annual Report and accompanying Management's Discussion and Analysis by mail.	Mark this box if you wish to receive a legal form of Proxy (see Note #8 on reverse).

If you are not mailing back your VIF, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist.

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